Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Catamaran Corporation:
We have audited the accompanying consolidated balance sheets of Catamaran Corporation and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catamaran Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2014 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.
 /s/ KPMG LLP
Chicago, Illinois
March 3, 2014, except for Note 21, as to which the date is March 6, 2014.

CATAMARAN CORPORATION
Consolidated Balance Sheets

	December 31,
	2013	2012
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$387,241	$370,776
Restricted cash	32,220	52,422
Accounts receivable, net of allowance for doubtful accounts of $5,860 (2012 - $7,899)	959,586	725,809
Rebates receivable	305,955	302,461
Other current assets	152,673	101,311
Total current assets	1,837,675	1,552,779
Property and equipment, net of accumulated depreciation of $103,858 (2012 - $64,048)	197,007	105,201
Goodwill	4,720,275	4,478,038
Other intangible assets, net of accumulated amortization of $363,546 (2012 - $178,188)	1,181,419	1,198,991
Other long-term assets	59,387	50,118
Total assets	$7,995,763	$7,385,127
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$817,805	$644,818
Accrued expenses and other current liabilities	254,100	254,811
Pharmacy benefit management rebates payable	356,265	302,065
Current portion - long-term debt	50,000	41,250
Total current liabilities	1,478,170	1,242,944
Deferred income taxes	301,341	344,232
Long-term debt	1,215,363	1,132,153
Other long-term liabilities	89,391	55,937
Total liabilities	3,084,265	2,775,266
Commitments and contingencies (Note 16)
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 206,305,070 shares issued and outstanding at December 31, 2013 (2012 - 205,399,102)	4,215,291	4,180,778
Additional paid-in capital	77,790	73,530
Retained earnings	617,161	354,991
Accumulated other comprehensive loss	(1,752)	(2,191)
Total shareholders' equity	4,908,490	4,607,108
Non-controlling interest	3,008	2,753
Total equity	4,911,498	4,609,861
Total liabilities and equity	$7,995,763	$7,385,127
 See accompanying notes to the consolidated financial statements.

CATAMARAN CORPORATION
Consolidated Statements of Operations

	Years Ended December 31,
	2013	2012	2011
	(In thousands, except per share data)

Revenue	$14,780,094	$9,940,120	$4,975,496
Cost of revenue	13,654,449	9,206,744	4,666,008
Gross profit	1,125,645	733,376	309,488
Expenses:
Selling, general and administrative	440,759	369,492	145,788
Depreciation of property and equipment	37,926	16,749	6,744
Amortization of intangible assets	203,192	130,116	16,385
	681,877	516,357	168,917
Operating income	443,768	217,019	140,571
Interest and other expense, net	41,626	26,682	2,277
Income before income taxes	402,142	190,337	138,294
Income tax expense (benefit):
Current	147,739	107,241	52,402
Deferred	(44,336)	(37,925)	(5,894)
	103,403	69,316	46,508
Net income	298,739	121,021	91,786
Less net income attributable to non-controlling interest	36,569	4,363	—
Net income attributable to the Company	$262,170	$116,658	$91,786
Earnings per share attributable to the Company:
Basic	$1.27	$0.70	$0.74
Diluted	$1.27	$0.70	$0.73

See accompanying notes to the consolidated financial statements.

CATAMARAN CORPORATION
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Net income	$298,739	$121,021	$91,786
Other comprehensive income, net of tax
Unrealized income (loss) on cash flow hedge, net of income tax expense of $156 in 2013	439	(2,191)	—
Comprehensive income	299,178	118,830	91,786
Less comprehensive income attributable to non-controlling interest	36,569	4,363	—
Comprehensive income attributable to the Company	$262,609	$114,467	$91,786
See accompanying notes to the consolidated financial statements.

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$298,739	$121,021	$91,786
Items not involving cash:
Stock-based compensation	25,562	17,667	9,445
Depreciation of property and equipment	42,232	20,234	9,492
Amortization of intangible assets	203,192	130,116	16,385
Deferred lease inducements and rent	28,119	3,136	759
Deferred income taxes	(44,336)	(37,925)	(5,894)
Tax benefit on option exercises	(9,732)	(19,397)	(10,804)
Deferred financing cost amortization	9,127	4,985	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(217,468)	(134,282)	(110,528)
Rebates receivable	2,993	(40,988)	5,267
Restricted cash	209	9,305	1,773
Other current assets	(25,555)	73,492	10,213
Accounts payable	149,429	70,620	94,799
Accrued expenses and other current liabilities	(43,657)	1,720	(10,894)
Pharmacy benefit management rebates payable	39,616	60,929	(6,019)
Other long-term assets and liabilities	16,951	(30,900)	(1,112)
Net cash provided by operating activities	475,421	249,733	94,668
Cash flows from investing activities:
Acquisitions, net of cash acquired	(388,866)	(1,565,705)	(79,825)
Purchases of property and equipment	(128,842)	(40,236)	(9,690)
Proceeds from restricted cash	20,004	—	—
Net cash used in investing activities	(497,704)	(1,605,941)	(89,515)
Cash flows from financing activities:
Proceeds from issuance of debt	450,000	1,475,448	—
Repayment of long-term debt	(362,500)	(616,993)	—
Proceeds from public offering, net of issuance costs	—	519,075	—
Payment of financing costs	(2,347)	(18,806)	(1,595)
Proceeds from exercise of options	2,992	7,763	5,735
Tax benefit on option exercises	9,732	19,397	10,804
Proceeds from issuance of warrants exercised	487	—	—
Payments of contingent consideration	(23,203)	—	—
Distribution to non-controlling interest	(36,314)	—	—
Other	—	(268)	—
Net cash provided by financing activities	38,847	1,385,616	14,944
Effect of foreign exchange on cash balances	(99)	(14)	1
Increase in cash and cash equivalents	16,465	29,394	20,098
Cash and cash equivalents, beginning of period	370,776	341,382	321,284
Cash and cash equivalents, end of period	$387,241	$370,776	$341,382

See accompanying notes to the consolidated financial statements.

CATAMARAN CORPORATION
Consolidated Statements of Shareholders’ Equity
(in thousands, except share data)

					Accumulated Other Comprehensive Loss	Non-Controlling Interest
	Common Shares		Additional Paid-in Capital	Retained Earnings
	Shares	Amount					Total
	(In thousands, except share data)
Balance at December 31, 2010	123,205,994	381,736	24,973	146,547	—	—	553,256
Net income	—	—	—	91,786	—	—	91,786
Issuance of common shares for acquisition and other	2,710	12	—	—	—	—	12
Exercise of stock options	1,382,964	8,191	(2,456)	—	—	—	5,735
Vesting of restricted stock units	175,654	4,830	(4,830)	—	—	—	—
Tax benefit on options exercised	—	—	10,804	—	—	—	10,804
Stock-based compensation	—	—	9,445	—	—	—	9,445
Balance at December 31, 2011	124,767,322	394,769	37,936	238,333	—	—	671,038
Net income	—	—	—	116,658	—	4,363	121,021
Issuance of common shares for public offering	11,960,000	519,075	—	—	—	—	519,075
Issuance of common shares for acquisitions	66,780,040	3,237,877	—	—	—	—	3,237,877
Issuance of warrants and options for acquisitions	—	—	19,824	—	—	—	19,824
Acquisition of non-controlling interest in conjunction with Catalyst Merger	—	—	—	—	—	(1,610)	(1,610)
Exercise of stock options	1,419,744	11,036	(3,273)	—	—	—	7,763
Vesting of restricted stock units	471,996	18,021	(18,021)	—	—	—	—
Tax benefit on options exercised	—	—	19,397	—	—	—	19,397
Stock-based compensation	—	—	17,667	—	—	—	17,667
Other comprehensive income, net of tax	—	—	—	—	(2,191)	—	(2,191)
Balance at December 31, 2012	205,399,102	4,180,778	73,530	354,991	(2,191)	2,753	4,609,861
Net income	—	—	—	262,170	—	36,569	298,739
Exercise of stock options	348,068	4,262	(1,270)	—	—	—	2,992
Exercise of warrants	60,000	2,910	(2,423)	—	—	—	487
Vesting of restricted stock units	497,900	27,341	(27,341)	—	—	—	—
Tax benefit on options exercised	—	—	9,732	—	—	—	9,732
Stock-based compensation	—	—	25,562	—	—	—	25,562
Distribution to non-controlling interest	—	—	—	—	—	(36,314)	(36,314)
Other comprehensive income, net of tax	—	—	—	—	439	—	439
Balance at December 31, 2013	206,305,070	4,215,291	77,790	617,161	(1,752)	3,008	4,911,498

See accompanying notes to the consolidated financial statements.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Catamaran Corporation (“Catamaran” or the “Company”) is a leading provider of pharmacy benefits management (“PBM”) services and healthcare information technology (“HCIT”) solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of PBM services, software applications, application service provider (“ASP”) processing services and professional services designed for many of the largest organizations in the pharmaceutical supply chain, such as federal, provincial, state and local governments, unions, corporations, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. The Company is headquartered in Schaumburg, Illinois with several locations in the U.S. and Canada.

In July 2012, following the completion of its merger (the “Merger”) with Catalyst Health Solutions, Inc. (“Catalyst”), SXC Health Solutions Corp. changed the name and brand for the combined company to Catamaran Corporation. The Company's common shares trade on the Nasdaq Stock Market under the ticker symbol "CTRX" and on the Toronto Stock Exchange under ticker symbol “CCT.”

2.	Significant Accounting Policies
(a) Significant accounting policies are summarized below:
Basis of presentation:

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include its wholly-owned subsidiaries as well as non-controlled entities. All significant inter-company transactions and balances have been eliminated in consolidation. Amounts in the consolidated financial statements are expressed in U.S. dollars, except where otherwise indicated. Certain reclassifications have been made to conform the prior years’ consolidated financial statements to the current year’s presentation.

Use of estimates:

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include revenue recognition, purchase price allocation and contingent consideration in connection with acquisitions, valuation of property and equipment, valuation of intangible assets acquired and related amortization periods, impairment of goodwill, contingencies, valuation allowances for receivables and income taxes. Actual results could differ from those estimates.

Revenue recognition:

The Company's revenue is derived from prescription drug sales along with transaction processing services, maintenance, professional services, and systems sales (including software license and hardware sales).

The Company recognizes revenue when all of the following conditions are satisfied: (i) there is persuasive evidence of an arrangement; (ii) the service or product has been provided to the customer and no uncertainties exist surrounding product acceptance; (iii) the amount of fees to be paid by the customer is fixed or determinable; and (iv) the collection of fees is reasonably assured.

When the Company enters into arrangements with multiple deliverables, exclusive of arrangements with software deliverables, it applies the Financial Accounting Standards Board's guidance for revenue arrangements with multiple deliverables and evaluates each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (i) whether the delivered item has value to the customer on a stand-alone basis, and (ii) if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company. Revenue is allocated to each unit of accounting or element based on relative selling prices. The Company determines relative selling prices by using either (i) vendor specific objective evidence (“VSOE”) if it exists; or (ii) third-party evidence of selling price ("TPE"). When neither VSOE nor TPE of selling price exists for a deliverable, the Company uses its best estimate of the selling price for that deliverable.

After determining which deliverables represent a separate unit of accounting, each unit is then accounted for under the applicable revenue recognition guidance. In cases where elements cannot be treated as separate units of accounting, the elements are combined into a single unit of accounting for revenue recognition purposes.

When the Company enters into arrangements with multiple deliverables involving software, the Company applies the accounting guidance for software. The entire arrangement fee is allocated to each element in the arrangement based on the respective VSOE of fair value of each element.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When an arrangement includes software and non-software deliverables, the Company allocates the arrangement consideration to the non-software deliverables, and to the software deliverables as a group, based on the relative selling prices of all deliverables in the arrangement. When a tangible product contains software that is not essential to the product’s functionality, that nonessential software and any other deliverables within the arrangement that relate to that nonessential software are accounted for under accounting guidance for software. The non-software deliverables sold by the Company typically do not include software deliverables that are considered essential to the functionality of a tangible product.

Revenue is recognized for specific types of transactions as follows:

PBM revenue:  The Company’s PBM revenue is primarily derived from sales of prescription drugs, together with any associated administrative fees, to customers and participants through the Company’s nationwide network of pharmacies. Revenue related to the sales of prescription drugs by the Company’s nationwide network of pharmacies is recognized when the claims are adjudicated. Claims are adjudicated at the point-of-sale using the Company’s on-line processing system. The Company records an offsetting reduction to revenue for any rebates earned from pharmaceutical manufacturers and third-party administrators which are payable to the Company’s customers.

For transactions at the Company's participating pharmacies, under the terms of the customer contracts, the pharmacy is solely obligated to collect the co-payments from the participants. The Company does not assume liability for participant co-payments in non-Company owned pharmacy transactions, and therefore does not include participant co-payments in revenue or cost of revenue. If these amounts were included in the Company’s operating results, its operating income and net income would not have been affected.

The Company evaluates customer contracts to determine whether the Company acts as a principal or as an agent in the fulfillment of prescriptions through its participating pharmacy network. The Company acts as a principal in certain of its transactions with customers and, in these cases, revenues are recognized at the prescription price (ingredient cost plus dispensing fee) negotiated with customers, plus the Company’s administrative fees (“gross reporting”). Gross reporting is appropriate when the Company (i) has separate contractual relationships with customers and with pharmacies, (ii) is responsible to validate and manage a claim through its claims adjudication process, (iii) commits to set prescription prices for the pharmacy, including instructing the pharmacy as to how that price is to be settled (co-payment requirements), (iv) manages the overall prescription drug plan relationship with the patients, who are members of customers’ plans, and (v) has credit risk for the amount due from the customer.

Revenue for the sale of prescription drugs dispensed at the Company's mail and specialty pharmacies, including amounts due from third-party payors and member co-payments, is recorded when the prescription drugs are shipped.

HCIT revenue: HCIT revenues are generated from transaction processing, system sales, maintenance, and professional services. Revenue is recognized for the specific types of HCIT transactions as follows:

Transaction processing revenue:  Revenue from transaction processing includes ASP and switching services. ASP services consist primarily of hosting, claims adjudication, customer support, financial reporting, data storage, and rebate administration services. The Company earns a transaction fee for each transaction processed. The Company recognizes revenue at the time the transaction is processed, with the exception of any undelivered elements.

System sales revenue:  Revenue from software licenses is recognized in accordance with the accounting guidance for software.  Revenue is recognized when all the conditions described above are satisfied. In the event the fee is not fixed or determinable, revenue is recognized as the payments become due from the customer. In cases where collection is not deemed probable, revenue is recognized upon receipt of cash, assuming all other criteria have been met.

Typically, software license agreements are multiple element arrangements as they may also include professional services, related maintenance, hardware, and implementation services fees. Arrangements that include non-software elements are evaluated to determine whether those services are considered essential to the functionality of the software. In general, the software sold by the Company is not essential to the functionality of the non-software elements, including tangible products, sold by the Company; accordingly, all software elements in multiple element arrangements are recognized under accounting guidance for software.

When non-software elements are not considered essential to the functionality of the software and significant customization of the software is not required, the entire arrangement fee is allocated to each element in the arrangement based on the respective VSOE of fair value of each element. VSOE of fair value used in determining the fair value of license revenues is based on the price charged by the Company when the same element is sold in similar volumes to a customer of similar size and nature on a stand-alone basis. As the Company has not sold many licenses over the past several years, VSOE of fair value for licenses is not always established. VSOE used in determining revenue for consulting is based on the standard daily rates for the type of services being provided multiplied by the estimated time to complete the task. VSOE used in determining the fair value of maintenance and technical support is based on the annual renewal rates. The revenue allocable to the consulting services is recognized as the services are performed. In instances where VSOE exists for undelivered elements but does not exist for delivered elements of a software arrangement, the Company uses the residual method of allocation of the arrangement fees for revenue recognition purposes. The Company has used the residual method of revenue recognition to determine the amount of revenue to be applied to any software licenses that contain multiple elements for the periods covered in this Annual Report as VSOE of fair value of the software licenses was not available. If VSOE of fair value cannot be established for the undelivered elements of a license agreement, the entire amount of revenue under the arrangement is deferred until these elements have been delivered or VSOE can be established.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Maintenance revenue:  Maintenance revenues consist of revenue derived from contracts to provide post-contract customer support (“PCS”) to license holders. These revenues are recognized ratably over the term of the contract. Advance billings of PCS are not recorded to the extent that the term of the PCS has not commenced or payment has not been received.

Professional services revenue:  Professional services revenues are recognized as the services are performed, generally on a time and material basis. Professional services revenues attributed to fixed price arrangements are recognized over the service period based on a proportionate performance method whereby the performance is estimated utilizing direct labor hours incurred to date as a percentage of total estimated direct labor hours to complete the project.

Cost of revenue:

The Company’s cost of revenue includes the cost of pharmaceuticals dispensed, either directly dispensed at its mail and specialty pharmacy locations, or indirectly through its nationwide network of participating pharmacies. Cost of revenue is reduced for rebates earned from pharmaceutical manufacturers and third-party administrators. Cost of revenue also includes the cost of personnel to support the Company’s transaction processing services, system sales, maintenance, and professional services. In addition, the Company includes in cost of revenue an amount of depreciation expense that is related to property and equipment used to provide services to customers.

Cash and cash equivalents:

The Company considers cash on hand, deposits in banks, money market funds, and bank term deposits with original maturities of ninety days or less as cash and cash equivalents. The amounts presented in the consolidated balance sheets approximate fair value of cash and cash equivalents. These assets are deemed Level 1 securities in the fair value hierarchy.

Restricted cash:

Restricted cash balances at December 31, 2013 and 2012 are restricted as to use and relate primarily to cash on deposit for contingent consideration, minimum cash balances required in accordance with various state statutes, and contractual terms with customers.

Fair value measurements:

The Company applies the fair value accounting guidance for measuring its financial and non-financial assets and liabilities. Currently, none of the Company’s non-financial assets are required to be carried at fair value. The Company would apply the fair value accounting guidance to non-financial assets and liabilities in the event that a non-financial asset or liability was impaired, or, if non-financial assets and liabilities were purchased in a business acquisition.

The fair value of contingent consideration is based upon probability weighted discounted cash flow models, utilizing the Company's expectation of the amounts to be paid in the future to settle the contingent purchase price. The inputs utilized in calculating the fair value of the contingent purchase price liabilities are not observable in the market place. The fair value of the Company’s interest rate contracts is based upon observable market-based inputs that reflect the current value of the difference between the fixed rate payments the Company will make to the counter party, and the future variable rate receipts from the counterparty.

Other assets and liabilities held by the Company deemed as financial instruments and required to be carried at fair value include cash and cash equivalents, accounts receivable, rebates receivable, accounts payable, accrued liabilities (current portion), pharmacy benefit management rebates payable and pharmacy benefit claim payments payable. The estimated fair values of these financial instruments approximate their carrying amounts due to the short-term nature of their maturities.

Inventory:

Inventory consists primarily of prescription drugs held for resale and is carried at the lower of cost or net realizable value. Inventory costs are calculated using the first-in, first-out method and the weighted-average method.

Property and equipment:

Property and equipment (“P&E”) are stated at cost less accumulated depreciation. Depreciation is generally calculated over the expected estimated useful lives of the assets. Assets are depreciated in the following manner: 1) Furniture and equipment is depreciated using the straight- line method based on a useful life of five years, 2) Computer equipment and software assets are depreciated using a straight-line method and a useful life of three to five years, and 3) Leasehold improvements are depreciated on a straight-line basis over the shorter of the asset’s life or the lease term.

Accounts receivable and allowance for doubtful accounts:

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. In assessing the valuation of the allowance

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for doubtful accounts, management reviews the collectability of accounts receivable in aggregate and on an individual account-basis. Individual customer events such as subsequent collections, discussions with management of the debtor companies, or other activities are used by management as factors in concluding whether to increase or decrease the calculated allowance. Any increase or decrease to the allowance is recognized in the statements of operations as bad debt expense within selling, general and administrative expense

Impairment of long-lived assets:

Long-lived assets or asset groups held and used, including P&E and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; the accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its previously estimated useful life. Recoverability is assessed based on the carrying amount of the asset and the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset or asset group. An impairment loss is recognized when the carrying amount is not recoverable and exceeds the fair value of the asset or asset group. The impairment loss is measured as the amount by which the carrying amount of undiscounted cash flows exceeds fair value. During each of the years ended December 31, 2013, 2012 and 2011, no events or circumstances occurred that indicated that the carrying amounts of the long-lived assets may not be recoverable.

While no asset was deemed impaired during 2012, the Company assessed whether one of its assets was recoverable due to a triggering event. In October 2012, the Company launched its new specialty brand BriovaRx. The Company previously acquired MedfusionRx, a specialty pharmacy, and recorded a trade name intangible asset related to the acquisition. As a result of the re-branding of the specialty business, the Company concluded that a triggering event had occurred that could impair the value of the trade name. While the asset was not deemed impaired, the Company concluded that the useful life of the trade name intangible asset should be reduced since the name would no longer be used by the Company, which was the asset's highest and best use. Before adjusting the useful life of the asset, the Company considered whether the asset had any value as a defensible asset which would extend its useful life. The Company determined that the MedfusionRx trade name had an insignificant value as a defensible asset, and the asset's useful life should be shortened due to the name change of the business. As a result, the Company recorded an additional $8.0 million in amortization expense in 2012.

Goodwill:

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated to the Company’s reporting unit that is expected to benefit from the business combination as of the date of the business combination. As of December 31, 2013, the amount of goodwill carried at the PBM and HCIT segments were $4.7 billion and $19.7 million, respectively.

Goodwill is not amortized, but rather, is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company completes its goodwill impairment test annually as of October 31. Circumstances that could trigger an interim impairment test include: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; a change in reporting units; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of; the results of testing for recoverability of a significant asset group within a reporting unit; and the recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

In 2011, the Company adopted the amendment to the goodwill impairment testing standard that allows the Company to perform a qualitative analysis to determine whether further impairment testing is necessary. The Company performed the qualitative goodwill impairment assessment in 2013 and there was no indication of an impairment to the Company's goodwill balances. In addition, an impairment in the near future is not considered reasonably likely. The Company previously completed impairment tests in 2012 and 2011 and concluded no impairments existed.

The qualitative assessment performed by the Company considered the current operating results of the Company's reporting units, future expectations of each reporting unit, industry and competitor performance and other recent events that may impact each reporting unit. The Company then assessed whether, in light of the evidence gathered, it was more likely than not that a reporting unit's fair value was less than its carrying amount. As noted above, the Company concluded that it was not more likely than not that a reporting unit's fair value was less than its carrying value. If in the future the Company's qualitative assessment indicates that a reporting unit's fair value may be below its carrying value, the Company would prepare a quantitative test to determine whether an impairment existed, and the amount of such impairment.

The quantitative impairment test is carried out in two steps for each of the Company's reporting units. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of reporting unit goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amount equal to the excess and is presented as a separate line item in the consolidated statements of operations.

Intangible assets:

The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is recorded to the individual assets acquired based on their fair values. Intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost.

Intangible assets with finite useful lives are amortized over their estimated useful lives on either a straight-line basis or in proportion to the economic benefits expected to be consumed. Customer relationships acquired with the acquisitions are amortized based on projected cash flows associated with existing customers at the acquisition date and typically have a life of three to ten years. The Company's remaining intangible assets are amortized on a straight-line basis over one to fifteen years.

Rebates:

The Company administers a rebate program through which it receives rebates and administrative fees from pharmaceutical manufacturers and third-party administrators that are shared with a majority of the Company’s customers. The rebates earned for the administration of the program are recorded as a reduction of cost of revenue and the portion of the rebate payable to customers, if applicable, is treated as a reduction of revenue. Rebates receivable include billed and unbilled PBM receivables from pharmaceutical manufacturers and third-party administrators. The Company records the gross rebate receivable and the related payable to the customers based on estimates, which are subject to final settlement due to the required validation of claims data submitted to the pharmaceutical manufacturers and third-party administrators, as well as contingent items contained in the total calculation for rebates earned. The estimates are based upon claims submitted and the Company’s rebate contracts, and are adjusted as additional information becomes available. Upon billing the pharmaceutical manufacturer or third-party administrator, any difference between the Company’s estimate and the actual amount of the rebate receivable is recorded to cost of revenue, net of the estimated impact to the Company’s customers. The Company generally pays rebates to its customers on a quarterly basis, or as agreed upon with its customers. There are certain instances where the Company pays rebates to its customers on a more accelerated basis. As of December 31, 2013 and 2012, total unbilled pharmaceutical manufacturer rebates receivable amounted to $54.6 million and $14.6 million, respectively.

Stock-based compensation:

For stock-based awards issued to employees and directors, compensation cost related to those awards is measured based on the fair value of the awards on the date of the grant. For stock options, the fair value is determined by using the Black-Scholes-Merton option-pricing model. The compensation cost of the awards expected to vest is recognized on a straight-line basis over the service period as compensation expense and additional paid-in capital. In addition, the Company estimates forfeitures as part of the initial measure of the grant date fair value of the award.

The cumulative compensation cost is treated as a temporary difference for stock-based awards that are deductible for tax purposes. If a deduction reported on a tax return exceeds the cumulative compensation cost for those awards, any resulting realized tax benefit that exceeds the previously recognized deferred tax asset for those awards (the excess tax benefit) is recognized as additional paid-in capital. If the amount deductible is less than the cumulative compensation cost recognized for financial reporting purposes, the write-off of a deferred tax asset related to that deficiency, net of the related valuation allowance, if any, is first offset to the extent of any remaining additional paid-in capital from excess tax benefits from previous awards with the remainder recognized in the statement of operations.

Derivatives:

The Company accounts for derivative instruments pursuant to derivative and hedge accounting guidance. The guidance requires that all derivative instruments are recorded on the balance sheet at their respective fair values. Changes in the fair value of the Company’s derivative instruments not deemed cash flow hedges are recorded in the statement of operations each reporting period. The Company records the change in the fair value of its derivative instruments deemed as cash flow hedges through other comprehensive income in each reporting period.

Foreign currency:

The Company’s functional currency and reporting currency is the U.S. dollar. Monetary items denominated in foreign currency are translated to U.S. dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates in effect when the assets were acquired or obligations incurred. Revenue and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in the consolidated statements of operations as "Interest and other expense, net."

Earnings per share:

Basic earnings per share (“EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted-average number of common shares adjusted for the dilutive effect of outstanding stock-based awards. The dilutive effect is calculated by assuming that the proceeds from the exercise of in-the-money stock options were used to acquire shares of common stock at the average market price for the period.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment.

Future tax benefits resulting from historical net operating losses (“NOLs”) and deductible temporary differences are recognized in accordance with tax accounting guidance. In assessing the realizability of the related deferred income tax assets (“DTAs”), management considers whether it is more likely than not that some portion or all of the DTAs will be realized. The ultimate realization of DTAs is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible, in addition to management’s tax planning strategies. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates, tax planning strategies, historical taxable income, and a comparison of actual levels of taxable income with pre-tax book income in making this assessment. Valuation allowances are established for DTAs that are not considered more likely than not to be realized. The amount of this valuation allowance is subject to adjustment by the Company in future periods based upon its assessment of evidence supporting the degree of probability that DTAs will be realized.

The Company recognizes liabilities for uncertain tax positions, although the Company believes its tax position is supportable, when the Company believes that the tax positions may not be fully sustained upon review by tax authorities. Benefits from uncertain tax positions are recognized in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority having full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Non-refundable investment tax credits for Scientific Research and Experimental Development (“SRED”) activities are recorded when the Company has reasonable assurance that the credit will be realized. Management has made a number of estimates and assumptions in determining the expenditures eligible for the investment tax credit claim. It is possible that the allowable amount of the investment tax credit claim could be materially different from the recorded amount upon assessment by the Canada Revenue Agency. Non-refundable investment tax credits are recorded as a reduction of income tax expense on the consolidated statements of operations.

(b) Recent accounting standards implemented are summarized below:

In February 2013, the FASB issued an update on the reporting of amounts reclassified from accumulated other comprehensive income. An entity is required to present either parenthetically on the face of the financial statements or in the notes, significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. However, an entity would not need to show the income statement line item affected for certain components that are not required to be reclassified in their entirety to net income, such as amounts amortized into net periodic pension cost. The standard is effective prospectively for public entities for fiscal years, and interim periods with those years, beginning after December 15, 2012. The Company adopted this standard on January 1, 2013; however, the implementation of the amendments did not have a significant impact on its financial results or in the presentation and disclosure of its financial statements.

No other new accounting standards have been adopted during the year ended December 31, 2013.

3. Stock Split

On September 6, 2012, the Company announced that its board of directors had declared a nominal dividend on the issued and outstanding common shares of the Company to effect a two-for-one stock split. Shareholders of record at the close of business on September 20, 2012 were issued one additional common share for each share owned as of that date. The additional common shares were distributed on October 1, 2012.

All share and per share data presented in these consolidated financial statements have been adjusted to reflect the stock splits noted above.

4. Business Combinations

Restat Acquisition

On October 1, 2013, the Company completed the acquisition of Restat, LLC ("Restat"), a privately held pharmacy benefit manager based in Milwaukee, Wisconsin, for a purchase price of $409.5 million in cash subject to certain customary post-closing adjustments. The purchase price was funded from Catamaran’s existing cash balance and $350.0 million in borrowings under a five-year senior secured revolving credit facility (the “Revolving Facility”). The acquisition provides the Company the opportunity to bring Catamaran's full-suite of technology and clinical services to Restat's clients, including mail and specialty pharmacy services. The results of Restat have been included in the Company's results since October 1, 2013. The consolidated statement of operations for the year ended December 31, 2013 includes Restat's total revenues of $209.2 million following the acquisition.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The acquisition was accounted for under the acquisition method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition has been recorded to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The carrying values for current assets and liabilities were deemed to approximate their fair values due to the short-term nature of their maturities. Fair values for acquired amortizable intangible assets were determined as follows: customer relationships were valued using an excess earnings model based on expected future revenues derived from the customers acquired, non-compete agreements were valued using discounted cash flow models based on expected future results of Restat, trademarks/tradenames were valued using a royalty savings model based on future projected revenues of Restat and applicable market royalty rates and licenses utilized a replacement cost approach. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill.

All of the assets and liabilities recorded for the acquisition are included within the Company's PBM segment. The residual amount of the purchase price after preliminary allocation to identifiable net assets represents goodwill. Goodwill is non-amortizing for financial statement purposes. Goodwill of $223.5 million related to the Restat acquisition is tax deductible. The goodwill recognized by the Company represents many of the synergies and business growth opportunities that the Company anticipates may be realized from the acquisition of Restat. The synergies include improved pricing from the Company's suppliers due to the increased volume of prescription drug purchases, pull through opportunities of the Company's mail and specialty service offerings, and a more efficient leveraging of resources to achieve operating profits.
The following summarizes the preliminary fair values assigned to the assets acquired and liabilities assumed at the acquisition date and are subject to change as the valuation processes for intangible assets, rebates, and pharmacy related receivables and payables are not complete. Final determination of the fair values may result in further adjustments to the amounts presented below (in thousands):

Initial Amounts Recognized at Acquisition Date
Accounts receivable	$13,842
Rebates receivable	6,635
Other current assets	383
Total current assets	20,860
Property and equipment	1,263
Intangible assets	182,720
Goodwill	223,474
Total assets acquired	428,317
Accounts payable	22,370
Rebates payable	16,106
Accrued liabilities	7,231
Total liabilities assumed	45,707
Net assets acquired	$382,610
During the year ended December 31, 2013, the Company recognized $8.7 million of amortization expense from intangible assets acquired in the Restat acquisition. Amortization associated with the Restat acquisition in 2014 is expected to be $33.7 million.
The estimated fair values and useful lives of intangible assets acquired are as follows (dollars in thousands):

	Fair Value	Useful Life
Customer relationships - PBM	$143,200	10 years
Customer relationships - cash card	35,500	3 years
Trademarks/Trade names	1,000	1 year
Non-compete agreements	3,020	5 years
Total	$182,720

None of the acquired intangible assets will have any residual value at the end of the amortization periods. There were no in-process research and development assets acquired.

Catalyst Merger

On July 2, 2012, the Company completed its merger with Catalyst, a full-service PBM. Each share of Catalyst common stock outstanding immediately prior to the effective time of the Merger (other than shares owned by the Company or Catalyst or any of their respective wholly-owned subsidiaries) was converted in the Merger into the right to receive 1.3212 (0.6606 prior to split adjustment) of a Company common share and $28.00 in cash. This resulted in the Company issuing approximately 66.8 million common shares, issuing 0.5 million warrants, and paying

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$1.4 billion in cash to Catalyst stockholders to complete the Merger. The results of Catalyst have been included in the Company's results since July 2, 2012.

The Merger was accounted for under the acquisition method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The carrying values for current assets and liabilities were deemed to approximate their fair values due to the short-term nature of their maturities. The fair value for the acquired customer relationships intangible asset was valued using an excess earnings model based on expected future revenues derived from the customers acquired. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill.
All of the assets and liabilities recorded for the Merger are included within the Company's PBM segment. Goodwill of $525 million related to the Catalyst Merger is tax deductible. The goodwill recognized by the Company represents many of the synergies and business growth opportunities that the Company anticipates may be realized from the Merger. The synergies include improved pricing from the Company's suppliers due to the increased volume of prescription drug purchases, pull through opportunities of the combined companies' mail and specialty service offerings, and a more efficient leveraging of resources to achieve operating profits.
The purchase price of the acquired Catalyst operations was comprised of the following (in thousands):

Cash paid to Catalyst shareholders	$1,415,276
Fair value of common shares issued (a)	3,238,141
Fair value of warrants and stock options issued (b)	19,824
Total purchase price	$4,673,241

(a)	Valued based on the number of outstanding shares issued in the Merger multiplied by the closing market price of Catamaran shares on July 2, 2012.

(b)	The Black-Scholes option pricing model was used to calculate the fair value of the replacement warrants and stock options issued.
The following summarizes the fair values assigned to the assets acquired and liabilities assumed at the acquisition date (in thousands):

	Initial Amounts Recognized at Acquisition Date (a)	Measurement Period Adjustments (b)	Current Measurement Period Adjustments (c)	Final Amounts Recognized at Acquisition Date
Cash and cash equivalents	$93,775	$(315)	$—	$93,460
Other current assets	695,888	5,202	2,411	703,501
Total current assets	789,663	4,887	2,411	796,961
Goodwill	4,010,235	8,492	16,141	4,034,868
Customer relationships intangible	1,184,800	—	—	1,184,800
Other long-term assets	87,174	1,547	8	88,729
Total assets acquired	6,071,872	14,926	18,560	6,105,358

Accounts payable	338,819	—	5	338,824
Pharmacy benefit management rebates payable	176,202	2,935	(1,522)	177,615
Accrued expenses and other current liabilities	187,851	1,348	5,473	194,672
Long-term debt	311,994	—	—	311,994
Other long-term liabilities	385,375	10,643	14,604	410,622
Total liabilities assumed	1,400,241	14,926	18,560	1,433,727
Non-controlling interest	(1,610)	—	—	(1,610)
Net assets acquired	$4,673,241	$—	$—	$4,673,241
(a) As previously reported in the Company's Form 10-Q for the period ended September 30, 2012.
(b) These measurement period adjustments from the acquisition date through December 31, 2012 and were recorded to reflect changes in the estimated fair values of the associated assets acquired and liabilities assumed based on factors existing as of the acquisition date.
(c) These represent measurement period adjustments during 2013 through the end of the measurement period and were recorded to reflect changes in the estimated fair values of the associated assets acquired and liabilities assumed based on factors existing as of the acquisition date.
During the year ended December 31, 2013, the Company recognized $166.1 million of amortization expense from intangible assets acquired in the Merger. The estimated fair value of the customer relationship intangible asset was $1.2 billion at the date of acquisition with a

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

useful life of 9 years. The intangible asset acquired will not have any residual value at the end of the amortization period. There were no in-process research and development assets acquired.
Separate Transactions and Preexisting Relationships

During the year ended December 31, 2012, the Company incurred transaction and integration expenses related to the Merger, exclusive of debt financing costs, totaling $27.2 million which includes transaction expenses of $22.8 million. These costs are included in selling, general and administrative ("SG&A") expenses. Additionally, during the year ended December 31, 2012, the Company recorded $17.0 million in charges to SG&A expenses due to transactions related to the Merger, recognized separately from the acquisition of assets and assumptions of liabilities from the Merger. The charges recorded related to $3.5 million in contract settlements and terminations made by Catalyst prior to the acquisition that had future benefit to the Company, $3.1 million for payments made to Catalyst employees based on contractual arrangements which had future benefit to the Company, and $10.4 million in severance charges incurred subsequent to the close of the Merger.

Due to the previous contractual relationship between the Company and Catalyst, there were pre-existing transactions between the entities which resulted in approximately $4.1 million in accounts receivable due to the Company from Catalyst at the time of the Merger, mainly for HCIT transaction processing services provided. No gain or loss was generated from the subsequent settlement of these pre-existing balances.

HealthTran LLC Acquisition

In January 2012, the Company completed the acquisition of all of the outstanding equity interests of HealthTran LLC (“HealthTran”), a full-service PBM, in exchange for $250.0 million in cash, subject to certain customary post-closing adjustments, in each case upon the terms and subject to the conditions contained in the HealthTran purchase agreement. HealthTran was an existing HCIT client and utilizes a Company platform for its claims adjudication services. The acquisition provides the opportunity to create new revenues from HealthTran's customer base and generate cost savings through purchasing and SG&A synergies. The results of HealthTran have been included in the Company's results since January 1, 2012. Costs related to the HealthTran acquisition of $0.9 million were included in SG&A expenses for the year ended December 31, 2011.
The HealthTran acquisition was accounted for under the acquisition method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition has been recorded to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The carrying values for current assets and liabilities were deemed to approximate their fair values due to the short-term nature of their maturities. Fair values for acquired amortized intangible assets were determined as follows: customer relationships were valued using an excess earnings model based on expected future revenues derived from the customers acquired, non-compete agreements were valued using discounted cash flow models based on expected future results of HealthTran, trademarks/tradenames were valued using a royalty savings model based on future projected revenues of HealthTran and applicable market royalty rates and licenses utilized a replacement cost approach. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. All of the assets and liabilities recorded for the HealthTran acquisition are included within the Company's PBM segment. Goodwill is non-amortizing for financial statement purposes and the entire goodwill balance generated from the HealthTran acquisition is tax deductible. The goodwill recognized by the Company represents many of the synergies and business growth opportunities that may be realized from this acquisition. The synergies include the expansion of the Company's product offerings and improved pricing from the Company's suppliers due to the increased volume of prescription drug purchases.
The following summarizes the fair values assigned to the assets acquired and liabilities assumed at the acquisition date and related measurement period adjustments (in thousands):

	Initial Amounts Recognized at Acquisition Date (a)	Measurement Period Adjustments (b)	Final Amounts Recognized at Acquisition Date
Current assets	$30,654	$245	$30,899
Property and equipment	2,787	—	2,787
Goodwill	173,642	833	174,475
Intangible assets	77,130	(2,600)	74,530
Total assets acquired	284,213	(1,522)	282,691
Current liabilities	36,784	(496)	36,288
Total liabilities assumed	36,784	(496)	36,288
Net assets acquired	$247,429	$(1,026)	$246,403
(a) As previously reported in the Company's Form 10-Q for the period ended March 31, 2012.
(b) These measurement period adjustments were recorded to reflect an additional $1.0 million paid to the former HealthTran owners for the working capital reconciliation and changes in the estimated fair values of the associated assets acquired and liabilities assumed based on factors existing as of the acquisition date.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair values and useful lives of intangible assets acquired are as follows (dollars in thousands):

	Fair Value	Useful Life
Trademarks/Trade names	$1,750	6 months
Customer relationships	69,800	4-9 years
Non-compete agreements	2,600	5 years
License	380	3 years
Total	$74,530

None of the acquired intangible assets will have any residual value at the end of the amortization periods. There were no in-process research and development assets acquired.

PTRX and SaveDirectRx Acquisitions

On October 3, 2011, the Company completed the acquisitions of PTRX, Inc. (“PTRX”), a full-service PBM, and its exclusive mail-order pharmacy provider, SaveDirectRx, Inc. (“SaveDirectRx”), both based in San Antonio, Texas. The combined purchase price was $77.2 million in cash, subject to certain customary post-closing adjustments, with an opportunity for the former owners of SaveDirectRx to earn an additional $4.5 million, subject to the achievement of certain performance targets through 2012.

The acquisitions of PTRX and SaveDirectRx continue upon the Company's strategy to acquire assets that currently utilize the Company's technology platform in order to ease the integration into the Company's business. Further, these acquisitions will allow the Company to extend its presence in the southwestern part of the U.S. and expand its mail pharmacy business. The results of operations of these businesses are included in the Company's consolidated statements of operations from the date of their acquisition.

The purchase price of the acquired PTRX and SaveDirectRx operations was comprised of the following (in thousands):

Cash payment to shareholders	$77,181
Fair value of contingent purchase price	4,225
Total purchase price	$81,406

The SaveDirectRx purchase agreement includes contingent purchase price consideration in the form of an earn-out payment of up to $4.5 million contingent upon the SaveDirectRx book of business meeting or exceeding certain gross profit and revenue targets for the 2012 fiscal year. The $4.2 million fair-value of the contingent purchase price was accrued at the date of acquisition as part of the total consideration transferred. The Company utilized a probability weighted discounted cash flow method with expected future performance of SaveDirectRx, and its ability to meet the target performance objectives, as the main driver of the valuation, to arrive at the fair value of the contingent consideration. As the fair value measurement for the contingent consideration is based on inputs not observed in the market, the measurement is classified as a Level 3 measurement as defined by the fair value hierarchy.

The PTRX and SaveDirectRx acquisitions were accounted for under the acquisition method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisitions have been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The carrying values for current assets and liabilities were deemed to approximate their fair value due to the short-term nature of their maturities. Fair values for acquired amortized intangible assets were determined as follows: customer lists are valued using an excess earnings model based on expected future revenues derived from the customers acquired, non-compete agreements were valued using discounted cash flow models based on expected future results of PTRX and SaveDirectRx, trademarks/tradenames were valued using a royalty savings model based on future projected revenues of PTRX and SaveDirectRx, and applicable market royalty rates and licenses utilized a replacement cost approach. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. The assets and liabilities recorded for PTRX and SaveDirectRx were recorded in the PBM segment. Goodwill is non-amortizing for financial statement purposes and $25.0 million of the goodwill balance generated from the PTRX and SaveDirectRx acquisitions is tax deductible.

The goodwill recognized by the Company represents many of the synergies and business growth opportunities that may be realized from these acquisitions. The opportunity to bring Catamaran's full-suite of PBM services to PTRX and SaveDirectRx clients is a significant driver of the goodwill created. In addition, there are cost saving opportunities through adding PTRX and SaveDirectRx into the Company's pharmacy and purchasing networks.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following summarizes the fair values assigned to the assets acquired and liabilities assumed at the acquisition date (in thousands):

Current assets	$19,063
Property and equipment	573
Goodwill	61,450
Intangible assets	25,380
Total assets acquired	106,466
Current liabilities	19,476
Deferred income taxes	5,584
Total liabilities assumed	25,060
Net assets acquired	$81,406

The estimated fair values and useful lives of intangible assets acquired are as follows (dollars in thousands):

	Fair Value	Useful Life
Trademarks/Trade names	$400	6 months
Customer relationships	20,800	8 years
Non-compete agreements	3,800	3-4 years
Licenses	380	3 years
Total	$25,380

None of the acquired intangible assets will have any residual value at the end of the amortization periods. There were no in-process research and development assets acquired.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the combined historical results of operations of the Company and its acquisitions of Restat and Catalyst as if the acquisitions had each occurred on the first day of the fiscal year prior to fiscal year each respective acquisition was completed. The unaudited pro forma financial information includes certain adjustments related to the acquisitions, such as increased amortization from the fair value of intangible assets acquired recorded as part of the purchase accounting, the elimination of transactions between the Company and the acquired entities, and related income tax effects.

Unaudited pro forma results of operations are as follows (dollars in thousands, except share and per share amounts):

	Years Ended December 31,
	2013	2012
Revenue	$15,344,028	$13,581,066
Gross profit	$1,187,714	$993,470
Net income	$270,024	$149,420
Earnings per share:
Basic	$1.31	$0.73
Diluted	$1.31	$0.73
Weighted average shares outstanding:
Basic	206,013,876	204,640,682
Diluted	206,719,526	205,705,620

This unaudited pro forma financial information is not intended to represent or be indicative of what would have occurred if the transactions had taken place on the dates presented and is not indicative of what the Company’s actual results of operations would have been had the acquisitions been completed at the beginning of the periods indicated above. Further, the pro forma combined results do not reflect one-time costs to fully merge and operate the combined organization more efficiently, or anticipated synergies expected to result from the combination and should not be relied upon as being indicative of the future results that the Company will experience.

5. Variable Interest Entity
Catalyst entered into a purchase agreement on December 16, 2011, and made an initial capital contribution of $5.0 million to Script Relief LLC ("Script Relief"), a Delaware limited liability company, in exchange for a less than 20% ownership interest. On March 1, 2012, Catalyst made an additional $5.0 million capital contribution to Script Relief due to its achievement of certain milestones, thereby increasing Catalyst's ownership interest to over 40%, but not providing the Company with the controlling interest. Script Relief operates a direct to consumer

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pharmacy benefit business, including discount card offerings and associated activities. The Company evaluated this transaction and determined that Script Relief is a variable interest entity with Catamaran being the primary beneficiary, as the Company's underlying PBM and pharmacy contracts represent Script Relief's key business operations and the Company has the power to direct these activities. As a result, Script Relief is consolidated in the Company's consolidated financial statements with the amounts attributable to the non-controlling interests disclosed. The assets and liabilities of Script Relief were recorded at fair value as of the date of the Merger with Catalyst.
Beginning in December 2012, and through April 2016, the Company has the right to purchase all of the outstanding interests owned by the other equity member of Script Relief. The purchase of the outstanding interests is at our sole discretion and is subject to a contractually-defined purchase price. If the Company elects to exercise this call option, it contains a minimum purchase price of $50.0 million, which could be increased based on operating performance. Conversely, beginning in April 2016, the Company has the right to require Script Relief to redeem the Company's ownership interest in Script Relief at original cost plus a defined preferred return. There are no terms that would require the Company to provide additional financial support to the variable interest entity.

6.	Property and Equipment
Net property and equipment was made up of the following at December 31, 2013 and 2012:

December 31, 2013	Cost	Accumulated Depreciation	Net Book Value
	(In thousands)
Furniture and equipment	$30,374	$(10,815)	$19,559
Computer equipment and software	168,463	(77,880)	90,583
Leasehold improvements	90,788	(15,163)	75,625
Construction in progress	10,734	—	10,734
Land	506	—	506
	$300,865	$(103,858)	$197,007

December 31, 2012	Cost	Accumulated Depreciation	Net Book Value
	(In thousands)
Furniture and equipment	$17,943	$(6,738)	$11,205
Computer equipment and software	113,129	(49,002)	64,127
Leasehold improvements	31,631	(8,308)	23,323
Construction in progress	6,546	—	6,546
	$169,249	$(64,048)	$105,201

Depreciation expense, including property and equipment acquired under capital leases, totaled $42.2 million, $20.2 million, and $9.5 million for the years ended December 31, 2013, 2012, and 2011, respectively. Of the total depreciation expense, $4.3 million, $3.5 million, and $2.7 million was related to the data center operations and allocated to cost of revenue for the years ended December 31, 2013, 2012 and 2011, respectively.

7.    Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill by reportable segment for the years ended December 31, 2013 and 2012 are as follows (in thousands):

	PBM	HCIT	Total
Balance at December 31, 2011	$271,380	$19,665	$291,045
HealthTran acquisition (1)	173,642	—	173,642
Catalyst Merger (2)	4,010,235	—	4,010,235
Separate transactions (3)	(4,607)	—	(4,607)
Measurement periods adjustments (4)	7,723	—	7,723
Balance at December 31, 2012	4,458,373	19,665	4,478,038
Acquisitions (5)	225,761	—	225,761
Measurement periods adjustments (6)	16,476	—	16,476
Balance at December 31, 2013	$4,700,610	$19,665	$4,720,275

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Initial goodwill recorded for the acquisition of HealthTran in January 2012.

(2)	Initial goodwill recorded in connection with the Merger with Catalyst in July 2012.

(3)	Adjustments to goodwill for transactions entered into and executed by Catalyst prior to the Merger deemed to have future benefit to the Company and not recorded as part of purchase accounting.

(4)
Adjustments to purchase price, including settlement of working capital adjustment for recent acquisitions during the measurement period. The measurement period adjustments were not recast in the 2011 consolidated financial statements as they were not deemed material.

(5)	Initial goodwill recorded in connection with the acquisition of Restat in October 2013 and another insignificant acquisition in 2013.

(6)
Adjustments to the fair value of assets acquired and liabilities assumed for recent acquisitions during the measurement period. The measurement period adjustments were not recast to the 2012 consolidated financial statements as they were not deemed material.

Definite-lived intangible assets are amortized over the useful lives of the related assets. The components of intangible assets were as follows (in thousands):

	December 31, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$1,528,475	$355,737	$1,172,738	$1,346,874	$155,343	$1,191,531
Acquired software	—	—	—	3,765	3,765	—
Trademarks/Trade names	1,000	250	750	14,070	14,070	—
Non-compete agreements	13,430	6,463	6,967	10,410	4,294	6,116
Licenses	2,060	1,096	964	2,060	716	1,344
Total	$1,544,965	$363,546	$1,181,419	$1,377,179	$178,188	$1,198,991

Future amortization associated with intangible assets recorded as of December 31, 2013 is estimated to be $213.2 million in 2014, $194.0 million in 2015, $166.7 million in 2016, $147.5 million in 2017, $137.2 million in 2018, and $322.8 million for years after 2018.

8. Accrued Expenses and Other Current Liabilities

The Company's accrued expenses and other current liabilities are comprised of the following (in thousands):

	December 31,
	2013	2012
Customer deposits	$12,148	$9,749
Salaries and wages payable	54,761	57,202
Deferred revenue	10,053	8,318
Income taxes payable	7,456	—
Contingent purchase price liability	22,579	33,595
Other accrued expenses	147,103	145,947
Total accrued expenses and other current liabilities	$254,100	$254,811

9.    Long-Term Liabilities

Long- term debt

The following table sets forth the components of long-term debt (in thousands), net of debt discounts as of December 31, 2013 and December 31, 2012.

	Year Ended December 31,
	2013	2012
Senior secured term loan facility with an interest rate of 1.81% and 2.25% at December 31, 2013 and 2012, respectively	$965,363	$1,073,403
Senior secured revolving credit facility due June 1, 2018 with an interest rate of 1.81% and 2.25% at December 31, 2013 and 2012, respectively	300,000	100,000
Less current maturities	(50,000)	(41,250)
Long-term debt	$1,215,363	$1,132,153

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Agreement

Concurrent with the consummation of the Merger on July 2, 2012, the Company executed a credit agreement (the "Credit Agreement") with JPMorgan Chase Bank, N.A. ("JPMCB"), as administrative agent, and a syndicate of lenders. The Credit Agreement initially provided for a senior secured credit facility in an aggregate amount of $1.8 billion consisting of (i) a five-year senior secured term loan facility in the amount of $1.1 billion (the “Term Loan Facility”) and (ii) the Revolving Facility in the amount of $700.0 million. In July 2012, the Company borrowed $1.4 billion under the Credit Agreement consisting of $1.1 billion under the Term Loan Facility and $300.0 million under the Revolving Facility to fund in part the aggregate cash consideration payable to Catalyst stockholders in the Merger, repay and discharge existing indebtedness of the Company and Catalyst and pay related transaction fees and expenses. Net proceeds received under the Term Loan Facility were $1.1 billion less $29.6 million in debt discount. Additionally, the Company paid $18.8 million in debt issuance costs related to the Revolving Facility. The amortization related to financing costs and debt discounts totaled $5.0 million for the year ended December 31, 2012.

On June 3, 2013, the Company entered into an Amendment (the “Amendment”) to the Credit Agreement. Pursuant to the Amendment, the following key terms of the Credit Agreement were modified:

•	an extension of the maturity date for the Term Loan Facility and the Revolving Facility from July 2, 2017 to June 1, 2018;

•	an increase in the commitments under the Revolving Facility from $700.0 million to $800.0 million;

•	a decrease in the commitments under the Term Loan Facility from $1.1 billion to $1.0 billion;

•	additional flexibility for the Company and its subsidiaries to (i) make certain permitted acquisitions, (ii) create liens, (iii) make investments, loans, advances or guarantees, and (iv) pay dividends and distributions or repurchase its own capital stock; and

•	modifications to the interest rates and financial covenants applicable to the Company and its subsidiaries as described further below.

After giving effect to the Amendment, the interest rates applicable to the Term Loan Facility and the Revolving Facility will continue to be based on a fluctuating rate of interest measured by reference to either, at the Company's option, (i) a base rate, plus an applicable margin, or (ii) an adjusted London interbank offered rate (adjusted for maxi    mum reserves) (“LIBOR”), plus an applicable margin. The applicable margin, in each case, will continue to be adjusted from time to time based on the Company's consolidated leverage ratio for the previous fiscal quarter. The Amendment provides for a reduction in the applicable margins that would be in effect at any time when the Company's consolidated leverage ratio is greater than 1.50 to 1 and less than 2.50 to 1. After giving effect to the Amendment, the initial applicable margin for all borrowings is 0.625% per annum with respect to base rate borrowings and 1.625% per annum with respect to LIBOR borrowings. The Company intends to continue to elect the LIBOR rate as it has previously done during the term of the loan. This resulted in the applicable interest rate decreasing to 1.81% at December 31, 2013 from 2.25% prior to the Amendment. See Note 18 — Financial Instruments for information on the Company's interest rate swap agreements.

In connection with the Amendment, the Company made a $100.0 million prepayment on the Term Loan Facility to reduce its outstanding balance to $1.0 billion from $1.1 billion. In addition, the Company made principal repayments of $6.3 million in July 2013 and $6.3 million in December 2013 on the Term Loan Facility leaving the Company with $987.5 million outstanding as of December 31, 2013.

The Company utilized funds from the Revolving Facility to make the prepayment in connection with the Amendment, leaving the Company with $700.0 million of remaining available borrowing capacity under the Revolving Facility at the time of the Amendment execution. On October 1, 2013, the Company utilized $350.0 million under the Revolving Facility to partially fund the acquisition of Restat. In June and December 2013, the Company repaid $50.0 million and $100.0 million, respectively, of the amount borrowed under the Revolving Facility, leaving the Company with approximately $500.0 million of borrowing capacity under the Revolving Facility as of December 31, 2013.

In connection with executing the Amendment, the Company paid $2.3 million in direct lender fees to the syndication of banks providing credit to the Company. The fees consisted of a $1.3 million debt discount related to the Term Loan Facility and $1.0 million of debt issuance costs related to the Revolving Facility. The $1.3 million debt discount incurred in connection with the Amendment is presented on the consolidated balance sheet as a reduction to long-term debt, along with the $24.1 million of unamortized debt discount incurred in connection with the execution of the Credit Agreement. The debt discount amounts are being amortized to interest expense over the amended life of the Term Loan Facility. The Company uses the straight-line method to amortize the debt discount as it does not result in a materially different amount of interest expense than the effective interest rate method. The additional $1.0 million debt issue cost incurred in connection with the execution of the Amendment related to the Revolving Facility, along with $16.6 million of unamortized debt issuance costs incurred in connection with the execution of the Credit Agreement are presented on the consolidated balance sheet as other assets. The debt issuance costs are being amortized to interest expense over the amended life of the Revolving Facility using the straight-line method. The amortization related to financing costs and debt discounts totaled $9.1 million for the year ended December 31, 2013.

As a result of executing the Amendment, the Company assessed whether the modifications to the Credit Agreement were substantial and should be accounted for using extinguishment accounting. The Company made its assessment both on a total basis of all lenders and on an individual basis for each member of the syndication. The Company performed separate assessments for the Term Loan Facility and the Revolving Facility. As a result of the assessments, the Company recorded an additional interest expense charge of $0.4 million from unamortized debt discount and debt issuance costs during the year ended December 31, 2013.

As previously disclosed, the Credit Agreement prior to giving effect to the Amendment required the Company to maintain a consolidated leverage ratio at all times less than or equal to 3.75 to 1 initially, with step-downs to (i) 3.50 to 1 beginning with the fiscal quarter ending December

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

31, 2012, (ii) 3.25 to 1 beginning with the fiscal quarter ending December 31, 2013 and (iii) 3.00 to 1 beginning with the fiscal quarter ending December 31, 2014. The Credit Agreement, as effected by the Amendment, requires the Company to maintain a consolidated leverage ratio at all times less than or equal to 4.00 to 1 and a consolidated senior secured leverage ratio at all times less than or equal to 3.25 to 1. The Company's consolidated leverage ratio is defined as the ratio of (1) consolidated total debt to (2) consolidated EBITDA (with add-backs permitted to consolidated EBITDA for (a) fees and expenses related to the Merger, the closing of the Credit Agreement, a specified historic acquisition and future permitted acquisitions, (b) synergies projected by the Company in good faith to be realized as a result of the Merger in an aggregate amount not to exceed a specified threshold and (c) fees and expenses and integration costs related to historical acquisitions by Catalyst in an aggregate amount not to exceed a specified threshold). The Company's new consolidated senior secured leverage ratio is defined as the ratio of (1) (a) consolidated total debt minus (b) any portion of consolidated total debt that is subordinated or not secured by a lien upon the assets of the Company or its subsidiaries to (2) consolidated EBITDA (subject to the permitted add-backs noted above). The Amendment continues to require the Company to maintain an interest coverage ratio greater than or equal to 4.00 to 1. The interest coverage ratio is defined as the ratio of (1) consolidated EBIT (subject to the permitted add-backs noted above) to (2) consolidated interest expense, tested at the end of each fiscal quarter for the rolling four fiscal quarter period then most recently ended. As of December 31, 2013, the Company was in compliance with the covenants of the Credit Agreement, as amended by the Amendment.

Principal amounts outstanding under the Revolving Facility are due and payable in full on June 1, 2018. Principal repayments on the Term Loan Facility will be due as follows (in thousands):

Year	Amount due
2014	$50,000
2015	68,750
2016	93,750
2017	118,750
2018	656,250
Total	$987,500

The Credit Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to: incur additional indebtedness; create liens; make investments, loans, advances or guarantees; sell or transfer assets; pay dividends and distributions or repurchase its own capital stock; prepay certain indebtedness; engage in mergers, acquisitions or consolidations (subject to exceptions for certain permitted acquisitions); change its lines of business or enter into new lines of business; engage in certain transactions with affiliates; enter into agreements restricting the ability to grant liens in favor of the collateral agent for the benefit of the secured parties; engage in sale and leaseback transactions; or enter into swap, forward, future or derivative transaction or option or similar agreements. In addition, the Credit Agreement includes various (i) customary affirmative covenants and other reporting requirements and (ii) customary events of default, including, without limitation, payment defaults, violation of covenants, material inaccuracy of representations or warranties, cross-defaults to other material agreements evidencing indebtedness, bankruptcy events, certain ERISA events, material judgments, invalidity of guarantees or security documents and change of control. Drawings under the Revolving Facility are subject to certain conditions precedent, including material accuracy of representations and warranties and absence of default.

The Company’s obligations under the Credit Agreement are guaranteed by all existing and future, direct and indirect, material subsidiaries of the Company (collectively, the “Subsidiary Guarantors”).  In addition, the Company and each Subsidiary Guarantor have pledged substantially all of their assets, subject to certain exceptions, to secure the Company’s obligations under the Credit Agreement.

The carrying value of the Company's debt at December 31, 2013 approximates its fair value.

10.	Shareholders' Equity

(a)	Common shares:
(i) Authorized:  Unlimited no par voting common shares
(ii) Issuance of common shares:

On May 16, 2012, the Company completed a public offering of 12.0 million of its common shares at a price to the public of $45.30 per share. The net proceeds to the Company from the offering were approximately $519.1 million, after deducting the underwriting discounts and commissions and offering expenses. The Company used part of the net proceeds from the offering to pay a portion of the cash component of the Merger consideration and other related fees and expenses in connection with the Merger and the balance was used for general corporate purposes.

On July 2, 2012, the Company issued 66.8 million common shares and 0.5 million warrants in connection with the Catalyst Merger. See Note 4 — Business Combinations for further information related to the Merger.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)	Equity incentive plans:
Effective on March 11, 2009, the Board of Directors of the Company adopted the Catamaran Corporation Long-Term Incentive Plan (“LTIP”), which was approved by the shareholders of the Company at the Annual and Special Meeting of Shareholders on May 13, 2009. The LTIP provides for the grant of stock option awards, stock appreciation rights, restricted stock awards, restricted stock unit ("RSU") awards, performance awards and other stock-based awards to eligible persons, including executive officers and directors of the Company. The purpose of the LTIP is to advance the interests of the Company by attracting and retaining high caliber employees and other key individuals who perform services for the Company, a subsidiary or an affiliate; align the interests of the Company’s shareholders and recipients of awards under the LTIP by increasing the proprietary interest of such recipients in the Company’s growth and success; and motivate award recipients to act in the best long-term interest of the Company and its shareholders. The LTIP replaced the previous stock option plan, and no further grants or awards will be issued under the previous stock option plan. The maximum common shares of the Company allowed to be issued under the LTIP was increased by 3.6 million on May 11, 2011, after the Company’s shareholders approved an amendment to the LTIP at the Annual and Special Meeting of Shareholders of the Company. In July 2012, the maximum common shares of the Company allowed to be issued under the LTIP was increased by 5.0 million. Any full-value awards (i.e., any awards other than stock options or stock appreciation rights) granted under the LTIP are counted against this share limit as 1.79 shares for every one share granted. There were 6,196,313 stock-based awards available for grant under the LTIP as of December 31, 2013.

In connection with the closing of the Merger with Catalyst on July 2, 2012, the Company assumed two stock incentive plans (together the "Assumed Plans"), each as amended and adjusted for the purpose of granting awards to certain employees of the Company subsequent to the close of the Merger or to newly hired employees of the Company who were not employed with the Company as of the close of the Merger. The Assumed Plans provide for the grant of stock option awards, RSU awards, performance awards and other stock-based awards to eligible persons. The maximum common shares of the Company allowed to be issued under the Assumed Plans is 1,480,936. Any full-value awards (i.e., any awards other than stock options or SARs) granted under the Assumed Plans are counted against this share limit as 1.45 shares for every one share granted. There were 1,061,561 stock-based awards available for grant under the Assumed Plans as of December 31, 2013.

(c)	Stock Options
Prior to May 2007, all stock options awarded by the Company were denominated in Canadian dollars as required by the plan in effect at the grant date. Amendments to the plan in May 2007 permitted the Company to denominate stock option awards in either Canadian or U.S. dollars. All grants made subsequent to May 2007 were denominated in U.S. dollars.

During the year ended December 31, 2013, there were 45,574 stock options denominated in Canadian dollars that were exercised with a weighted average exercise price of $3.53. As of the year ended December 31, 2013, there were no stock options denominated in Canadian dollar outstanding.

The following table summarizes activity related to stock options denominated in U.S. dollars for the year ended December 31, 2013. The Company began issuing these stock options subsequent to May 2007:

	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of period	1,413,408	$21.18
Granted	379,520	$56.05
Exercised	(302,494)	$9.36
Forfeited	(94,290)	$45.13
Outstanding, end of period	1,396,144	$31.60

U.S. dollar options granted during 2013, were primarily subject to a graded vesting schedule of four years. U.S. dollar options granted expire seven years from the grant date.

The following table summarizes certain information about the U.S. dollar stock options outstanding at December 31, 2013:

Range of Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$6.39 - $15.26	291,992	2.73	$10.08	243,532	$9.08
$15.27 - $25.85	392,082	4.09	$23.88	187,060	$23.34
$25.86 - $40.17	357,240	5.10	$34.29	93,058	$33.59
$40.18 - $55.78	43,440	5.92	$47.19	7,250	$45.34
$55.79 - $56.25	311,390	6.18	$56.25	—	$—
$6.39 - $56.25	1,396,144	4.59	$31.60	530,900	$18.89

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate intrinsic value and remaining contractual term of exercisable stock options at December 31, 2013 was $15.2 million and 3.59 years, respectively. The aggregate intrinsic value and remaining contractual term of all vested options and options that are expected to vest are $24.9 million and 4.59 years, respectively. The total fair value of stock options which vested during the years ended December 31, 2013, 2012, and 2011 was approximately $3.5 million, $2.8 million, and $2.5 million, respectively.

As of December 31, 2013, there were $8.7 million and $0.9 million of unrecognized compensation cost related to U.S. dollar stock options for LTIP and Assumed Plans, respectively, which are expected to be recognized over a weighted-average period of 2.52 years and 3.33 years, respectively.

The total intrinsic value of stock options exercised during the years ended December 31, 2013, 2012, and 2011 was $14.9 million, $50.3 million, and $30.6 million , respectively.

(d)	Employee Stock Purchase Plan:

On May 16, 2007, shareholders of the Company approved the creation of the Employee Stock Purchase Plan (“ESPP”) which allows eligible employees to withhold annually up to a maximum of 15% of their base salary, or $25,000, subject to U.S. Internal Revenue Service limitations, for the purchase of the Company’s common shares. Common shares will be purchased on the last day of each offering period at a discount of 5% of the fair market value of the common shares on such date. The aggregate number of common shares that may be awarded under the ESPP may not exceed 400,000 common shares. Common shares available for purchase under the ESPP are drawn from reacquired common shares purchased on behalf of the Company in the open market. During 2013, 2012, and 2011, the Company delivered 33,728, 14,697, and 13,544 common shares, respectively, under the ESPP.

The ESPP is not considered compensatory as the plan terms are no more favorable than to all other shareholders, and the purchase discount does not exceed the per-share costs that would be incurred through a public offering. Since the plan is not considered compensatory, no portion of the costs related to ESPP purchases is included in the Company’s stock-based compensation expense.

(e)	Restricted Stock Units:

During 2013, the Company granted time-based RSUs and performance based RSUs to its employees and non-employee directors under both the LTIP and the Assumed Plans. Time-based RSUs vest on a straight-line basis over a range of three to four years. During 2012 and 2013, the Company also granted time-based RSUs that cliff vest after a three to four year period. Performance-based RSUs cliff vest based upon reaching agreed upon three-year performance conditions. The number of outstanding performance-based RSUs as of December 31, 2013 stated below assumes the associated performance targets will be met at the maximum level. The table below summarizes the number of time-based and performance-based RSUs that were granted and outstanding under both plans for the year ended December 31, 2013:

	LTIP Plan			Assumed Plans
	Number of Restricted Stock Units			Number of Restricted Stock Units
	Time-Based	Performance - Based	Weighted Average Grant Date Fair Value Per Unit	Time-Based	Performance - Based	Weighted Average Grant Date Fair Value Per Unit
Granted	251,970	253,980	$56.25	140,938	27,654	$55.19
Outstanding	684,538	650,156	—	201,782	11,874	—

The total grant date fair value of RSUs that vested during 2013, 2012, and 2011 was $27.3 million, $18.0 million, and $4.8 million, respectively. The weighted average grant date fair value of awards granted during 2013, 2012, and 2011 was $55.99, $38.49, and $25.30, respectively.

The following table summarizes the information about RSUs for the year ended December 31, 2013 under the plans:

	LTIP Plan		Assumed Plans
	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value Per Unit	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value Per Unit
Nonvested balance as of the beginning of the period	1,374,530	$27.10	241,974	$45.13
Granted	505,950	$56.25	168,592	$55.19
Vested	(464,740)	$19.04	(33,160)	$45.21
Forfeited	(81,046)	$40.51	(163,750)	$47.84
Nonvested balance as of the end of the period	1,334,694	$40.14	213,656	$50.98

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)	Stock-based Compensation:

For the years ended December 31, 2013, 2012, and 2011, the Company recorded stock-based compensation expense of $25.6 million, $17.7 million, and $9.4 million, respectively. At December 31, 2013, there was $29.7 million and $8.8 million unrecognized compensation cost related to RSUs under the LTIP and Assumed Plans, which is expected to be recognized over a weighted-average period of 2.19  and 3.00 years, respectively.

The Company allocated stock-based compensation costs to the same statement of operations line item as the cash compensation to those employees. Accordingly, the allocation of the compensation costs is as follows for the years ended December 31, 2013, 2012, and 2011 (in thousands):

	2013	2012	2011
Cost of revenue	$1,404	$687	$650
Selling, general and administrative	24,158	16,980	8,795
Total stock-based compensation	$25,562	$17,667	$9,445

The total income tax benefit, using the Company’s statutory tax rates, recognized in the statements of operations for stock-based compensation arrangements for years ended December 31, 2013, 2012, and 2011 was $9.5 million, $6.5 million, and $3.5 million, respectively.

The Black-Scholes-Merton option-pricing model was used to estimate the fair value of the options at grant date for the years ended December 31, 2013, 2012, and 2011, based on the following assumptions:

	2013	2012	2011
Volatility	41.4-45.4%	47.2-49.2%	48.6 - 51.9%
Risk-free interest rate	0.81-1.74%	0.65-0.83%	0.86 - 2.16%
Expected life	4.5 years	4.5 years	4.5 years
Dividend yield	—	—	—
Weighted average grant date fair value:
U.S. dollar stock options	$21.33	$14.70	$10.81

The volatility assumption is based on historical volatility at the date of grant for the period equal to the expected life of the option.

The expected life assumption is based on historical exercise patterns. The options issued to employees typically have a longer expected life of 4.5 to 5 years due to the vesting schedules, whereas options issued to directors have a shorter expected life of 1 to 2.5 years due to the shorter vesting period of some director options.

The Company does not expect to pay dividends and, therefore, no dividend yield assumption is used in calculating the fair value of stock options.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.    Income Taxes
The income tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities are as follows.

	December 31,
	2013	2012
	(In thousands)
Deferred income tax assets:
Non-capital loss carryforwards (“NOL”)	$18,229	$3,928
Capital loss carried forward	4,596	4,254
Lease inducements and deferred financing	12,528	2,619
Investment tax credits	536	536
Reserves and accruals	45,974	37,637
Stock-based compensation	12,763	7,994
Other	4,276	4,317
Total	98,902	61,285
Less valuation allowance - current	875	486
Less valuation allowance - long term	17,486	5,311
Total valuation allowance	18,361	5,797
Total deferred tax assets	$80,541	$55,488
Deferred tax assets — current	$44,029	$38,938
Deferred tax assets — long term	36,512	16,550
Total	$80,541	$55,488
Deferred income tax liabilities:
Property and equipment and intangible assets	$329,842	$353,162
Dividend withholding tax	5,675	8,000
Other	3,146	2,014
Total	$338,663	$363,176
At December 31, 2013, the Company had gross deferred tax assets (“DTAs”) totaling $98.9 million compared to $61.3 million at December 31, 2012. Of the $98.9 million, $18.1 million of DTAs related to its Canadian operations compared to $5.0 million at December 31, 2012. The Company also had deferred tax liabilities which decreased to $338.7 million at December 31, 2013 from $363.2 million at December 31, 2012.
The balance of the valuation allowance was $18.4 million at December 31, 2013 compared to $5.8 million at December 31, 2012. The valuation allowance arising from the Canadian operations was $17.1 million at December 31, 2013 and $4.8 million at December 31, 2012. The Canadian valuation allowance increased during the year as a result of a loss from operations. The amount of this valuation allowance is subject to adjustment by the Company in future periods based upon its assessment of evidence supporting the degree of probability that DTAs will be realized.
At December 31, 2013, the Company had a DTA of $18.2 million related to Canadian, US Federal and state NOLs. The NOLs are available to reduce future years’ taxable income and expire beginning in 2018. A valuation allowance of $13.7 million has been established against a portion of the NOLs not anticipated to be utilized.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The differences between the effective tax rate reflected in the provision for income taxes and the U.S. statutory income tax rate are as follows (dollars in thousands):

	Years Ended December 31,
	2013	2012	2011
Corporate statutory rate	35.0%	35.0%	35.0%
Income tax expense on income before income taxes	$140,751	$66,618	$48,403
Tax effect of:
State and local income taxes, net of federal benefit	10,726	4,281	3,025
Transaction costs and transaction related expenses	938	5,252	100
Dividend withholding tax	(65)	13,074	—
Impact of foreign tax rates	(3,693)	(1,582)	(73)
Non-Controlling interest	(13,670)	(1,645)	—
Cross-jurisdictional financing	(44,659)	(23,937)	(6,072)
Adjustment to tax reserves	1,202	550	40
Other	3,277	3,213	1,085
Valuation allowance	8,596	3,492	—
	$103,403	$69,316	$46,508
Income from U.S. operations before income taxes was $319.8 million, $158.7 million, and $137.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Income from outside the U.S. before income taxes, including taxable income attributable to intercompany debt, was $82.3 million, $31.6 million, and $1.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.
The components of the provision for income taxes are as follows (in thousands):

	Years Ended December 31,
	2013	2012	2011
Current tax expense
United States	$146,484	$94,834	$52,297
Foreign	1,255	12,407	105
Total current tax expense	147,739	107,241	52,402
Deferred tax expense (benefit)
United States	(44,180)	(38,441)	(6,066)
Foreign	(156)	516	172
Total deferred tax expense	(44,336)	(37,925)	(5,894)
Total tax expense	$103,403	$69,316	$46,508
Uncertain Tax Positions
Accounting guidance for uncertain tax positions prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of December 31, 2013, the Company has an accrued liability in the consolidated balance sheet of $28.9 million. As of December 31, 2012 and 2011, the Company had an accrued liability of $18.8 million and $0.6 million, respectively. The increase is primarily the result of matters related to the Catalyst Merger. This liability related to various uncertain federal and state income tax matters, the resolution of all of which would not have a material impact on the Company’s effective tax rate.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, including interest and penalties, for 2013 is as follows (in millions):

2013
Balance at January 1	$18.8
Additions for tax positions related to prior years	26.5
Reductions for tax positions related to prior years	(16.8)
Additions based on tax positions related to the current year	0.4
Balance at December 31	$28.9
The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. Accrued interest and penalties

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at December 31, 2013 and 2012 was $4.7 million and $0.5 million, respectively. It is reasonably possible that the total amount of unrecognized tax benefits will increase or decrease within twelve months of December 31, 2013. The Company currently estimates that such increases or decreases will not be material.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions, including Canada. With few exceptions, the Company is no longer subject to tax examinations by tax authorities for years prior to 2007.

12.     Lease Exit Costs

In August 2013, the Company executed a plan to exit a portion of space it had leased in Maryland and entered into a sub-lease agreement with a third-party tenant that was coterminous with the Company's remaining lease term. As a result of this exit, the Company recorded an approximately $5.6 million charge in SG&A expense and corresponding lease loss accrual equal to the present value of the amount by which the net future lease obligations exceed the remaining rent-related deferred balances. The net future lease obligations were calculated by taking the remaining contractual rent obligation less the amount the Company will receive from the sub-lease agreement and recorded at its present value based on the Company's credit adjusted riskfree interest rate.

As of December 31, 2013, the Company had a lease loss accrual of approximately $5.3 million, which is included in accrued expenses and other current liabilities in the consolidated balance sheets. Remaining lease payments, and remaining sub-lease receipts, associated with the Maryland lease loss accrual are expected to be paid and received over the remaining lease term. Based on the Company's current assumptions as of December 31, 2013, expected lease payments, net of sub-lease receipts, are expected to result in a total net cash outlay of approximately $6.7 million for the remaining lease term. The partial exit from the space in Maryland did not involve any employee termination costs or trigger any material asset impairment charges.

13.    Earnings Per Share

The following table sets forth the computation of basic and diluted EPS for the years ended December 31, 2013, 2012, and 2011 (in thousands, except share and per share data):

	2013	2012	2011
Numerator:
Net income available to common shareholders	$262,170	$116,658	$91,786
Denominator for basic EPS — weighted average common shares outstanding	206,013,876	166,765,682	124,253,312
Effect of dilutive securities:
Restricted stock units	321,587	329,975	462,314
Stock options	384,063	734,963	1,187,890
Denominator for diluted EPS	206,719,526	167,830,620	125,903,516
Earnings per share:
Basic	$1.27	$0.70	$0.74
Diluted	$1.27	$0.70	$0.73

The Company calculated the number of options and RSUs included in the diluted EPS calculation following the treasury stock method as outlined in earnings per-share accounting guidance. The following represents the stock options and RSUs that are not included in the calculation of diluted EPS due to their anti-dilutive impact:

	December 31,
	2013	2012	2011
Anti-dilutive RSUs	615,608	773,509	23,906
Anti-dilutive stock options	30,381	288,532	90,638
	645,989	1,062,041	114,544

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.    Supplemental Cash Flow Information
(a) Other non-cash activities (in thousands):

	Years Ended December 31,
	2013	2012	2011
Contingent purchase price recorded from the SaveDirectRx acquisition	$—	$—	$4,225
Equity shares issued as a result of the NMHC acquisition	$—	$4	$12
Equity shares issued as a result of the Catalyst Merger	$—	$3,238,141	$—
(b) Cash paid / received for income taxes and interest was as follows for the years ended December 31, 2013, 2012, and 2011 (in thousands):

	Years Ended December 31,
	2013	2012	2011
Income taxes paid	$158,053	$22,052	$30,948
Interest paid	$30,322	$18,711	$1,792
Interest received	$735	$473	$502

15.	Employee Benefit Plans
The Company has a 401(k) savings plan that allows eligible employees to defer a percentage of their salary, not to exceed $17,500, $17,000 and $16,500 in 2013, 2012 and 2011, respectively. The Company matches an amount equal to 100% of the first 1% eligible earnings and 50% of the next 2% through 6% eligible earnings. All participant contributions are 100% vested. Employer contributions become 20% vested after one year of service and 100% vested after completion of two years of service. For 2013, 2012 and 2011, the Company’s contributions to this plan were $7.0 million, $4.9 million, and $2.3 million, respectively.

16.	Commitments and Contingencies

(a)	Lease Commitments:

The Company maintains operating lease agreements for office space in its main operating locations. The Company also leases certain office equipment.

Aggregate future minimum payments in respect of non-cancellable operating lease agreements as of December 31, 2013, which extend until 2025, are as follows (in thousands):

Operating Leases
2014	$20,620
2015	20,285
2016	19,273
2017	19,696
2018	16,807
After 2018	69,114
$165,795

The total rental expense under operating leases for the years ended December 31, 2013, 2012, and 2011 was $35.4 million, $17.1 million, and $6.4 million, respectively. The lease renewal terms have not been factored into the commitments noted above as not renewing these leases would not have a detrimental impact on the Company.

(b)	Contingencies:
From time to time in connection with its operations, the Company is named as a defendant in actions for damages and costs allegedly sustained by third-party plaintiffs. The Company has considered these proceedings and disputes in determining the necessity of any accruals for losses that are probable and reasonably estimable. In addition, various aspects of the Company’s business may subject it to litigation and liability for damages arising from errors in processing the pricing of prescription drug claims, failure to meet performance measures within certain contracts relating to its services performed, its ability to obtain certain levels of discounts or rebates on prescription purchases from retail pharmacies and drug manufacturers or other actions or omissions. The Company’s recorded accruals are based on estimates developed with consideration given to the potential merits of claims or quantification of any performance obligations. The Company takes into account its history

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of claims, the limitations of any insurance coverage, advice from outside counsel, and management’s strategy with regard to the settlement or defense of such claims and obligations. While the ultimate outcome of those claims, lawsuits or performance obligations cannot be predicted with certainty, the Company believes, based on its understanding of the facts of these claims and performance obligations, that adequate provisions have been recorded in the accounts where required. As of December 31, 2013, the Company did not have any material contingencies accrual related to lawsuits or allegations brought against the Company.

(c)	Guarantees:

The Company provides routine indemnification to its customers against liability if the Company’s products infringe on a third-party’s intellectual property rights. The maximum amount of these indemnifications cannot be reasonably estimated due to their uncertain nature. Historically, the Company has not made payments related to these indemnifications.

17.    Segment Information

(a) Reportable Segments

The Company manages its business in two segments: PBM and HCIT. The Company and its chief operating decision maker evaluates segment performance and allocates resources based upon revenue and gross profit. Selling, general and administrative expenses, product development, depreciation and amortization, interest and other income and interest expense are reported as corporate expenses as these are managed on a consolidated basis by the Company. The Merger with Catalyst or the acquisition of Restat did not change the Company's conclusion on its reporting segments.

PBM Segment

The Company provides comprehensive PBM services to customers, which include managed care organizations, local governments, unions, corporations, HMOs, employers, workers’ compensation plans, third-party health care plan administrators, and federal and state government programs through its network of licensed pharmacies throughout the United States. The PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail and specialty pharmacy claims management, Medicare Part D services, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, data access and reporting and information analysis.

Revenue primarily consists of sales of prescription drugs, together with any associated administrative fees, to customers and participants, through the Company’s nationwide network of participating pharmacies and the Company's own mail and specialty pharmacies. Revenue and costs related to the sales of prescription drugs is recognized when the claims are adjudicated and the prescription drugs are shipped. Claims are adjudicated at the point-of-sale using an on-line processing system. Revenue and costs primarily consists of sales of prescription drugs to customers and participants. These revenues and associated costs are recognized when the prescription drugs are shipped from the Company's pharmacy locations.

HCIT Segment

The Company also provides HCIT solutions and services to providers, payors and other participants in the pharmaceutical supply chain in North America. The Company’s product offerings include a wide range of software products for managing prescription drug programs and for drug prescribing and dispensing. The Company’s solutions are available on a license basis with on-going maintenance and support or on a transaction fee basis using an ASP model. The Company’s payor customers include managed care organizations, Blue Cross Blue Shield organizations, government agencies, employers and intermediaries such as pharmacy benefit managers. The Company’s provider customers include independent, regional chain, institutional, and mail-order pharmacies. The solutions offered by the Company’s services assist both payors and providers in managing the complexity and reducing the cost of their prescription drug programs and dispensing activities. The Company’s profitability from HCIT depends primarily on revenue derived from transaction processing services, software license sales, hardware sales, maintenance, and professional services.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial information by segment (in thousands):

Year Ended December 31, 2013	PBM	HCIT	Corporate	Total
Revenue	$14,632,104	$147,990	$—	$14,780,094
Cost of revenue	13,583,941	70,508	—	13,654,449
Gross profit	1,048,163	77,482	—	1,125,645
Corporate expenses	—	—	723,503	723,503
Income before income taxes	—	—	—	402,142
Income tax expense	—	—	—	103,403
Net income	—	—	—	298,739
Less net income attributable to non-controlling interest	—	—	—	36,569
Net income attributable to the Company	—	—	—	$262,170
Goodwill	$4,700,610	$19,665	—	$4,720,275
Total assets	$7,634,033	$361,730	$—	$7,995,763

Year Ended December 31, 2012	PBM	HCIT	Corporate	Total
Revenue	$9,785,084	$155,036	$—	$9,940,120
Cost of revenue	9,141,029	65,715	—	9,206,744
Gross profit	644,055	89,321	—	733,376
Corporate expenses	—	—	543,039	543,039
Income before income taxes	—	—	—	190,337
Income tax expense	—	—	—	69,316
Net income	—	—	—	121,021
Less net income attributable to non-controlling interest	—	—	—	4,363
Net income attributable to the Company	—	—	—	$116,658
Goodwill	$4,458,373	$19,665	—	$4,478,038
Total assets	$7,159,098	$226,029	$—	$7,385,127

Year Ended December 31, 2011	PBM	HCIT	Corporate	Total
Revenue	$4,859,243	$116,253	$—	$4,975,496
Cost of revenue	4,602,662	63,346	—	4,666,008
Gross profit	256,581	52,907	—	309,488
Corporate expenses	—	—	171,194	171,194
Income before income taxes	—	—	—	138,294
Income tax expense	—	—	—	46,508
Net income	—	—	—	$91,786
Less net income attributable to non-controlling interest	—	—	—	—
Net income attributable to the Company	—	—	—	$91,786
Goodwill	$271,380	$19,665	$—	$291,045
Total assets	$756,755	$293,552		$1,050,307

(b) Geographic Information

Revenues of the Company are primarily earned in the United States. The Company’s Canadian operations represented less than 0.1% of the Company’s consolidated revenue for the years ended December 31, 2013, 2012 and 2011.

(c) Major Customers

During the year ended December 31, 2013, one customer accounted for 23% of total revenue. During the year ended December 31, 2012, one customer accounted for 31% of total revenue. During the year ended December 31, 2011, one customer accounted for 40% of total revenue. In 2013, 2012 and 2011, these major customers were included in the PBM segment.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2013, one customer accounted for 15% of the total accounts receivable balance. At December 31, 2012, one customer accounted for 13% of the total accounts receivable balance and another customer accounted for 12% of the total accounts receivable balance.

18.	Financial Instruments

(a)	Credit risk:

The Company is subject to concentrations of credit risk through cash and cash equivalents and accounts receivable. The Company monitors the credit risk and credit standing of counterparties on a regular basis.

(b)	Interest rate risk:

To manage credit risks, the Company selects counterparties based on credit assessments, limits overall exposure to any single counterparty, and monitors the market position with each counterparty. The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

The Company used variable rate debt to assist in financing its Merger with Catalyst and acquisition of Restat. The Company is subject to interest rate risk related to the variable rate debt. When interest rates increase, interest expense could increase. Conversely, when interest rates decrease, interest expense could also decrease.

In order to manage fluctuations in cash flows resulting from interest rate risk attributable to changes in the benchmark interest rates, the Company entered into 3-year interest rate swap agreements with a total notional amount of $500 million to fix the variable LIBOR rate on the Company's term loan to 0.52%, resulting in an effective rate of 2.15% after adding the 1.63% margin per the Credit Agreement. Under the interest rate swap, the Company receives LIBOR-based variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent to fixed-rate debt with respect to the notional amount of such swap agreements. The interest rate contract derivative instrument was designated as a cash flow hedge upon its inception in August, 2012.

The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company does not enter into derivative instruments for any purpose other than hedging identified exposures. That is, the Company does not speculate using derivative instruments and has not designated any instruments as fair value hedges or hedges of the foreign currency exposure of a net investment in foreign operations.

(c)	Fair values:

The fair value of the interest rate swap liability as of December 31, 2013 was $1.7 million. Interest expense for the year ended December 31, 2013 includes $1.5 million of interest expense reclassified from other comprehensive income into current earnings. As of December 31, 2013, approximately $1.3 million of deferred expenses related to the derivative instruments accumulated in other comprehensive income is expected to be reclassified as interest expense during the next twelve months. This expectation is based on the expected timing of the occurrence of the hedged forecasted transactions.

The estimated fair value of the Company’s financial instruments has been determined based on the Company’s assessment of available market information and appropriate valuation methodologies. However, these estimates may not necessarily be indicative of the amounts that the Company could realize in a current market exchange. See Note 19 for the Company’s disclosure on the fair value of derivative instruments.

(d)	Foreign exchange risk:

The Company is subject to foreign exchange risk related to its operations in Canada. The Company does not enter into derivative instruments to mitigate this risk. Exposure to fluctuations in Canadian-dollar denominated transactions is partially offset by Canadian dollar-denominated assets and liabilities.

19. Fair Value

Fair value measurement guidance defines a hierarchy to prioritize the inputs to valuation techniques used to measure fair value into three broad levels, with Level 1 considered the most reliable. For assets and liabilities measured at fair value on a recurring basis in the consolidated balance sheet, the table below categorizes fair value measurements across the three levels as of December 31, 2013 (in thousands):

Year Ended December 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Contingent purchase price consideration	$—	$—	$19,954	$19,954
Derivative	$—	$1,719	$—	$1,719

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year Ended December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities
Contingent purchase price consideration	$—	$—	$49,183	$49,183
Derivatives	$—	$2,639	$—	$2,639

Contingent purchase price consideration

The contingent purchase price consideration liability reflects the fair values of potential future payments related to the acquisition of Walgreens Health Initiatives (acquired by Catalyst in 2011). The potential future payments are contingent upon the acquired entities meeting or exceeding certain revenue, gross profit or client retention targets through 2014. As of December 31, 2013, the fair value of the contingent purchase price consideration was $20.0 million and is classified as accrued expenses and other current liabilities in the consolidated balance sheet. The contingent purchase price consideration decreased for the year ended December 31, 2013 as compared to the balance as of December 31, 2012 due to payments of $25.5 million and an adjustment of $4.5 million which was recognized in the SG&A in the consolidated statement of operations.

The change in the present value of the amount expected to be paid in the future for the contingent purchase price consideration was $0.8 million and $1.7 million for the years ended December 31, 2013 and 2012, respectively and was recorded as interest expense in the consolidated income statement. The Company utilized a probability weighted discounted cash flow method to arrive at the fair value of the contingent consideration based on the expected results or the achievement of client retention milestones.

As the fair value measurement for the contingent consideration is based on inputs not observed in the market, these measurements are classified as Level 3 measurements as defined by fair value measurements guidance.

Derivatives

Derivative liabilities relate to the interest rate swap (refer to Note 18 — Financial Instruments for further information), which had a fair value of $1.7 million as of December 31, 2013. As the fair value measurement for the derivative instrument is based on quoted prices from a financial institution, the measurement is classified as Level 2 measurement as defined by fair value measurements guidance.

During 2013 and 2012, there were no movements of fair value measurements between levels 1, 2 and 3.

20.    Supplemental Information

	Beginning Balance	Charged to Expense	Adjustments	Ending Balance
	(In thousands)
Allowance for doubtful accounts
Year Ended December 31, 2013	$7,899	$1,187	$(3,226)	$5,860
Year Ended December 31, 2012	$2,725	$3,328	$1,846	$7,899
Year Ended December 31, 2011	$3,553	$(301)	$(527)	$2,725

	Beginning Balance	Charged to Expense	Adjustments	Ending Balance
	(In thousands)
Valuation allowance for deferred tax assets
Year Ended December 31, 2013	$5,797	$8,596	$3,968	$18,361
Year Ended December 31, 2012	$3,603	$2,194	$—	$5,797
Year Ended December 31, 2011	$3,714	$(111)	$—	$3,603

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21. Condensed consolidating financial information

The senior notes to be issued by the Company will be fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed by certain of our 100% owned subsidiaries. The following condensed consolidating financial information has been prepared in accordance with the requirements for presentation of such information (statements of comprehensive income were omitted as all other comprehensive income is attributed to the issuer and was not material in any period presented). The condensed consolidating financial information presented below is not indicative of what the financial position, results of operations or cash flows would have been had each of the entities operated as an independent company during the period for various reasons, including, but not limited to, intercompany transactions and integration of systems.

The condensed consolidating financial information is presented separately for:

i.	Catamaran Corporation (the parent company), the issuer of certain guaranteed senior notes;

ii.	Guarantor subsidiaries, on a combined basis, as specified in the indenture governing Catamaran's obligations under the senior notes;

iii.	Non-guarantor subsidiaries, on a combined basis;

iv.
Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among Catamaran Corporation, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and record consolidating entries; and

v.	Catamaran Corporation and subsidiaries on a consolidated basis.

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Balance Sheets

	Catamaran Corporation	Guarantors	Non-Guarantors	Consolidations	Consolidated
As of December 31, 2013 (in thousands)
ASSETS
Current assets
Cash and cash equivalents	$15,090	$350,889	$21,262	$—	$387,241
Restricted cash	—	27,384	4,836	—	32,220
Accounts receivable	194	954,006	61,319	(55,933)	959,586
Rebates receivable	35,777	473,924	92,227	(295,973)	305,955
Other current assets	107	114,808	16,785	20,973	152,673
Intercompany receivable	130,743	—	125,888	(256,631)	—
Total current assets	181,911	1,921,011	322,317	(587,564)	1,837,675
Property and equipment, net	69	188,676	8,262	—	197,007
Goodwill	—	4,636,810	83,465	—	4,720,275
Other intangible assets, net	—	1,160,205	21,214	—	1,181,419
Intercompany loans receivable	—	2,216,000	—	(2,216,000)	—
Investment in subsidiaries	5,980,865	105,947	—	(6,086,812)	—
Other long-term assets	15,674	30,144	59,932	(46,363)	59,387
Total assets	$6,178,519	$10,258,793	$495,190	$(8,936,739)	$7,995,763
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$—	$840,055	$37,251	$(59,501)	$817,805
Accrued expenses and other current liabilities	2,947	200,071	28,403	22,679	254,100
Pharmacy benefit management rebates payable	—	612,173	40,065	(295,973)	356,265
Current portion - long-term debt	50,000	—	—	—	50,000
Intercompany payable	—	232,124	—	(232,124)	—
Total current liabilities	52,947	1,884,423	105,719	(564,919)	1,478,170
Deferred income taxes	—	296,040	5,301	—	301,341
Long-term debt	1,215,363	—	—	—	1,215,363
Intercompany loans payable	—	2,216,000	—	(2,216,000)	—
Other long-term liabilities	1,719	86,600	23,651	(22,579)	89,391
Total liabilities	1,270,029	4,483,063	134,671	(2,803,498)	3,084,265
Commitments and contingencies (Note 16)
Shareholders’ equity
Total shareholders' equity	4,908,490	5,775,730	359,274	(6,135,004)	4,908,490
Non-controlling interest	—	—	1,245	1,763	3,008
Total equity	4,908,490	5,775,730	360,519	(6,133,241)	4,911,498
Total liabilities and equity	$6,178,519	$10,258,793	$495,190	$(8,936,739)	$7,995,763

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Balance Sheets

	Catamaran Corporation	Guarantors	Non-Guarantors	Consolidations	Consolidated
As of December 31, 2012 (in thousands)
ASSETS
Current assets
Cash and cash equivalents	$33,603	$303,833	$33,340	$—	$370,776
Restricted cash	—	47,581	4,841	—	52,422
Accounts receivable	612	696,656	73,462	(44,921)	725,809
Rebates receivable	5,319	425,315	40,310	(168,483)	302,461
Other current assets	133	88,170	13,552	(544)	101,311
Intercompany receivable	74,666	—	79,991	(154,657)	—
Total current assets	114,333	1,561,555	245,496	(368,605)	1,552,779
Property and equipment, net	87	96,080	9,034	—	105,201
Goodwill	—	4,401,862	76,176	—	4,478,038
Other intangible assets, net	—	1,173,963	25,028	—	1,198,991
Intercompany loans receivable	—	2,125,000	—	(2,125,000)	—
Investment in subsidiaries	5,654,082	45,069	—	(5,699,151)	—
Other long-term assets	18,402	6,216	24,952	548	50,118
Total assets	$5,786,904	$9,409,745	$380,686	$(8,192,208)	$7,385,127
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$98	$636,212	$51,482	$(42,974)	$644,818
Accrued expenses and other current liabilities	3,992	216,016	22,020	12,783	254,811
Pharmacy benefit management rebates payable	—	428,435	42,113	(168,483)	302,065
Current portion - long-term debt	41,250	—	—	—	41,250
Intercompany payable	—	54,133	1,365	(55,498)	—
Total current liabilities	45,340	1,334,796	116,980	(254,172)	1,242,944
Deferred income taxes	—	338,931	5,301	—	344,232
Long-term debt	1,132,153	—	—	—	1,132,153
Intercompany loans payable	—	2,125,000	—	(2,125,000)	—
Other long-term liabilities	2,303	37,965	29,309	(13,640)	55,937
Total liabilities	1,179,796	3,836,692	151,590	(2,392,812)	2,775,266
Commitments and contingencies (Note 16)
Shareholders’ equity
Total shareholders' equity	4,607,108	5,573,053	225,736	(5,798,789)	4,607,108
Non-controlling interest	—	—	3,360	(607)	2,753
Total equity	4,607,108	5,573,053	229,096	(5,799,396)	4,609,861
Total liabilities and equity	$5,786,904	$9,409,745	$380,686	$(8,192,208)	$7,385,127

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Operations

	Catamaran Corporation	Guarantors	Non-Guarantors	Consolidations	Consolidated
For the year ended December 31, 2013 (in thousands)

Revenue	$34,875	$14,335,182	$2,048,930	$(1,638,893)	$14,780,094
Cost of revenue	30,217	13,436,070	1,827,055	(1,638,893)	13,654,449
Gross profit	4,658	899,112	221,875	—	1,125,645
Expenses:
Selling, general and administrative	1,094	361,251	78,414	—	440,759
Depreciation of property and equipment	30	34,934	2,962	—	37,926
Amortization of intangible assets	—	196,478	6,714	—	203,192
	1,124	592,663	88,090	—	681,877
Operating income	3,534	306,449	133,785	—	443,768
Interest and other (income) expense, net	(19,409)	55,361	5,674	—	41,626
Equity in (income) in subsidiaries	(239,227)	(50,546)	—	289,773	—
Income before income taxes	262,170	301,634	128,111	(289,773)	402,142
Income tax expense	—	62,407	40,996	—	103,403
Net income	262,170	239,227	87,115	(289,773)	298,739
Less net income attributable to non-controlling interest	—	—	—	36,569	36,569
Net income attributable to the Company	$262,170	$239,227	$87,115	$(326,342)	$262,170

Condensed Consolidated Statement of Operations

	Catamaran Corporation	Guarantors	Non-Guarantors	Consolidations	Consolidated
For the year ended December 31, 2012 (in thousands)

Revenue	$15,343	$9,356,010	$1,291,448	$(722,681)	$9,940,120
Cost of revenue	12,306	8,747,314	1,169,805	(722,681)	9,206,744
Gross profit	3,037	608,696	121,643	—	733,376
Expenses:
Selling, general and administrative	4,688	306,575	58,229	—	369,492
Depreciation of property and equipment	50	14,489	2,210	—	16,749
Amortization of intangible assets	—	122,593	7,523	—	130,116
	4,738	443,657	67,962	—	516,357
Operating income	(1,701)	165,039	53,681	—	217,019
Interest and other (income) expense, net	(82,558)	107,720	1,520	—	26,682
Equity in (income) in subsidiaries	(35,801)	(31,107)	—	66,908	—
Income before income taxes	116,658	88,426	52,161	(66,908)	190,337
Income tax expense	—	52,625	16,691	—	69,316
Net income	116,658	35,801	35,470	(66,908)	121,021
Less net income attributable to non-controlling interest	—	—	—	4,363	4,363
Net income attributable to the Company	$116,658	$35,801	$35,470	$(71,271)	$116,658

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Operations

	Catamaran Corporation	Guarantors	Non-Guarantors	Consolidations	Consolidated
For the year ended December 31, 2011 (in thousands)

Revenue	$10,914	$4,814,691	$513,908	$(364,017)	$4,975,496
Cost of revenue	6,138	4,566,814	457,073	(364,017)	4,666,008
Gross profit	4,776	247,877	56,835	—	309,488
Expenses:
Selling, general and administrative	3,711	121,564	20,513	—	145,788
Depreciation of property and equipment	59	6,271	414	—	6,744
Amortization of intangible assets	—	12,485	3,900	—	16,385
	3,770	140,320	24,827	—	168,917
Operating income	1,006	107,557	32,008	—	140,571
Interest and other (income) expense, net	(17,117)	18,516	878	—	2,277
Equity in (income) in subsidiaries	(73,663)	(21,168)	—	94,831	—
Income before income taxes	91,786	110,209	31,130	(94,831)	138,294
Income tax expense	—	36,546	9,962	—	46,508
Net income	91,786	73,663	21,168	(94,831)	91,786
Less net income attributable to non-controlling interest	—	—	—	—	—
Net income attributable to the Company	$91,786	$73,663	$21,168	$(94,831)	$91,786

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows

	Catamaran Corporation	Guarantors	Non-Guarantors	Consolidations	Consolidated
For the year ended December 31, 2013 (in thousands)
Cash flows from operating activities:
Net cash provided by operating activities	$249,284	$479,820	$6,721	$(260,404)	$475,421
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(382,610)	(6,256)	—	(388,866)
Purchases of property and equipment	(11)	(125,071)	(3,760)	—	(128,842)
Proceeds from restricted cash	—	20,004	—	—	20,004
Net cash used in investing activities	(11)	(487,677)	(10,016)	—	(497,704)
Cash flows from financing activities:
Proceeds from issuance of debt	450,000	—	—	—	450,000
Repayment of long-term debt	(362,500)	—	—	—	(362,500)
Payment of financing costs	(2,347)	—	—	—	(2,347)
Proceeds from exercise of options and warrants	4,728	(1,249)	—	—	3,479
Tax benefit on option exercises	—	9,732	—	—	9,732
Payments of contingent consideration	—	(18,338)	(4,865)	—	(23,203)
Net transactions with parent and affiliates	(384,676)	91,281	(1,209)	294,604	—
Distribution to non-controlling interest	—	—	(2,114)	(34,200)	(36,314)
Other	27,108	(26,513)	(595)	—	—
Net cash (used in) provided by financing activities	(267,687)	54,913	(8,783)	260,404	38,847
Effect of foreign exchange on cash balances	(99)	—	—	—	(99)
Change in cash and cash equivalents	(18,513)	47,056	(12,078)	—	16,465
Cash and cash equivalents, beginning of period	33,603	303,833	33,340	—	370,776
Cash and cash equivalents, end of period	$15,090	$350,889	$21,262	$—	$387,241

Condensed Consolidated Statement of Cash Flows

	Catamaran Corporation	Guarantors	Non-Guarantors	Consolidations	Consolidated
For the year ended December 31, 2012 (in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$448,987	$(168,295)	$35,818	$(66,777)	$249,733
Cash flows from investing activities:
Acquisitions, net of cash acquired	3,257,966	(4,823,736)	65	—	(1,565,705)
Purchases of property and equipment	(96)	(29,227)	(10,913)		(40,236)
Net cash provided by (used in) investing activities	3,257,870	(4,852,963)	(10,848)	—	(1,605,941)
Cash flows from financing activities:
Proceeds from issuance of debt	1,475,448	—	—	—	1,475,448
Repayment of long-term debt	(616,993)	—	—	—	(616,993)
Payment of financing costs	(18,806)	—	—	—	(18,806)
Proceeds from exercise of options and warrants	11,016	(3,253)	—	—	7,763
Tax benefit on option exercises	—	19,206	191	—	19,397
Proceeds from public offering, net of issuance costs	519,075			—	519,075
Net transactions with parent and affiliates	(5,183,027)	5,131,945	(15,695)	66,777	—
Other	17,632	(17,649)	(251)	—	(268)
Net cash (used in) provided by financing activities	(3,795,655)	5,130,249	(15,755)	66,777	1,385,616
Effect of foreign exchange on cash balances	(14)	—	—	—	(14)
Change in cash and cash equivalents	(88,812)	108,991	9,215	—	29,394
Cash and cash equivalents, beginning of period	122,415	194,842	24,125	—	341,382
Cash and cash equivalents, end of period	$33,603	$303,833	$33,340	$—	$370,776

CATAMARAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows

	Catamaran Corporation	Guarantors	Non-Guarantors	Consolidations	Consolidated
For the year ended December 31, 2011 (in thousands)
Cash flows from operating activities:
Net cash provided by operating activities	$141,356	$37,156	$21,812	$(105,656)	$94,668
Cash flows from investing activities:
Acquisitions, net of cash acquired	13	—	(79,838)	—	(79,825)
Purchases of property and equipment	(4)	(8,253)	(1,433)	—	(9,690)
Net cash provided by (used in) investing activities	9	(8,253)	(81,271)	—	(89,515)
Cash flows from financing activities:
Payment of financing costs	(1,595)	—	—	—	(1,595)
Proceeds from exercise of options and warrants	8,191	(2,413)	(43)	—	5,735
Tax benefit on option exercises	—	10,679	125	—	10,804
Net transactions with parent and affiliates	(174,346)	793	67,897	105,656	—
Other	4,815	(4,548)	(267)	—	—
Net cash (used in) provided by financing activities	(162,935)	4,511	67,712	105,656	14,944
Effect of foreign exchange on cash balances	1	—	—	—	1
Change in cash and cash equivalents	(21,569)	33,414	8,253	—	20,098
Cash and cash equivalents, beginning of period	143,984	161,428	15,872	—	321,284
Cash and cash equivalents, end of period	$122,415	$194,842	$24,125	$—	$341,382